EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of December 11, 2003

Among

VERISITY LTD.

ATLAS ACQUISITION CORP.

SUMMIT VENTURES VI-A, L.P.

as Securityholder Agent

And

AXIS SYSTEMS, INC.

i

ii

Exhibit A	Certificate of Incorporation of the Surviving Company
Exhibit B	Form of Affiliate Letter
Exhibit C	FIRPTA Certificate
Exhibit D	Legal Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
Exhibit E	Release
Exhibit F	Stock Purchase Agreement and Questionnaire
Exhibit G	Purchaser Representative Letter
Exhibit H	Registration Rights Agreement
Exhibit I	Legal Opinion of Salinger & Co. Advocates

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 11, 2003, among Verisity Ltd., an Israeli company (“Parent”), Atlas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), Axis Systems, Inc., a Delaware corporation (the “Company”), and Summit Ventures VI-A, L.P., as Securityholder Agent.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of each of the Company and Merger Sub has approved and declared advisable, and the board of directors of Parent has approved, the merger of Merger Sub with and into the Company (the “First Step Merger” or “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for federal income tax purposes, Parent, Merger Sub and the Company intend that the First Step Merger and the Second Step Merger (as defined in Section 1.7 hereof), and integrated steps in the transactions contemplated by this Agreement, will together qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder;

WHEREAS, as a condition and inducement to the willingness of Parent to enter into this Agreement, simultaneously with the execution of this Agreement, certain employee stockholders of the Company are entering into Restriction Agreements, pursuant to which such stockholders have agreed to subject a portion of the Merger Consideration to be received by them in the Merger to vesting requirements, certain employee stockholders of the Company are entering into Noncompetition Agreements, and certain employee stockholders of the Company are entering into Releases; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation following the Merger (hereinafter sometimes referred to as the “Surviving Company”), and the separate corporate existence of Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. as promptly as practicable (and in no event later than the second Business Day) after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions), at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time of the Merger. As soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger as provided in Section 251 of the DGCL (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to be filed on such date. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other time as is permissible in accordance with the DGCL and as Merger Sub and the Company shall agree should be specified in the Certificate of Merger (the time that the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5 Certificate of Incorporation; By-laws. (a) At the Effective Time, the certificate of incorporation of the Company, as amended to date (the “Certificate of Incorporation”), shall be amended to be in the form of Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by the DGCL.

(b) At the Effective Time, the by-laws of the Company, as amended to date (the “By-Laws”), shall be amended to be in the form of the by-laws of Merger Sub as in effect at the Effective Time and, as so amended, shall be the by-laws of the Surviving Company until thereafter changed or amended as provided therein or by the DGCL.

Section 1.6 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Second Step Merger. If, as of the Effective Time, the Tax Opinions (as defined in Section 5.15) have been delivered, then within sixty (60) days following the Effective Time, Parent shall cause the Surviving Company to merge into a wholly-owned Delaware corporation of which Parent shall be the only stockholder (the “Second Step Merger”). The First Step Merger and the Second Step Merger shall be treated as integrated steps in the transaction contemplated by this Agreement and for any and all federal and state income tax reporting purposes shall be reported as a single “merger transaction” within the meaning of Section 368(a)(1)(A) of the Code.

ARTICLE II

DETERMINATION OF MERGER CONSIDERATION;

CONVERSION AND EXCHANGE OF SECURITIES

Section 2.1 Determination of Merger Consideration.

(a) The merger consideration (the “Series A Merger Consideration”) to be issued in the Merger for each share of Series A Preferred Stock, par value $0.0001 per share, of the Company (“Series A Preferred Stock”) in accordance with this Article II shall consist of (i) an amount of cash (the “Series A Cash Amount”) determined by multiplying (A) $0.6666667 by (B) the Cash Ratio, and (ii) a number of ordinary shares, par value 0.01 NIS per share, of Parent (“Ordinary Shares”) (the “Series A Exchange Ratio”) determined by dividing (A) the amount obtained by subtracting (1) the Series A Cash Amount from (2) $0.6666667 by (B) the Closing Price. The “Closing Price” shall be an amount equal to one half of the sum of (iii) $12.68 and (iv) the volume weighted average trading price of Parent’s Ordinary Shares stock for the 5-day trading period ending on, and including, the last trading day prior to the Closing Date; provided, however, that if the Closing Price is less than $12.00, the Closing Price shall be deemed in this Agreement to be equal to $12.00 (other than for purposes of Section 8.1(f)).

(b) The merger consideration (the “Series B Merger Consideration”) to be issued in the Merger for each share of Series B Preferred Stock, par value $0.0001 per share, of the Company (“Series B Preferred Stock”) in accordance with this Article II shall consist of (i) an amount of cash (the “Series B Cash Amount”) determined by multiplying (A) $2.6666667 by (B) the Cash Ratio, and (ii) a number of Ordinary Shares (the “Series B Exchange Ratio”) determined by dividing (A) the amount obtained by subtracting (1) the Series B Cash Amount from (2) $2.6666667 by (B) the Closing Price.

(c) The merger consideration (the “Series C Merger Consideration”) to be issued in the Merger for each share of Series C Preferred Stock, par value $0.0001 per share, of the Company (“Series C Preferred Stock” and, together with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”) in accordance with this Article II shall consist of (i) an amount of cash (the “Series C Cash Amount”) determined by multiplying (A) the Series C Proceeds per Share by (B) the Cash Ratio, and (ii) a number of Ordinary Shares (the “Series C Exchange Ratio”) determined by dividing (A) the amount obtained by subtracting (1) the Series C Cash Amount from (2) the Series C Proceeds per Share by (B) the Closing Price. The “Series C Proceeds per Share” shall be an amount equal to the lesser of (iii) the sum of (A) $5.0000000 and (B) the Common Proceeds per Share (as defined below), and (iv) $20.00.

(d) The merger consideration (the “Common Merger Consideration”) to be issued in the Merger for each share of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) in accordance with this Article II shall consist of (i) an amount of cash (the “Common Cash Amount”) determined by multiplying (A) the Common Proceeds per Share by (B) the Cash Ratio, and (ii) a number of Ordinary Shares (the “Common Exchange Ratio”) determined by dividing (A) the amount obtained by subtracting (1) the Common Cash Amount from (2) the Common Proceeds Per Share by (B) the Closing Price. The “Common Proceeds per Share” shall be the amount obtained by dividing (A) the amount obtained by subtracting (1) the product of (x) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (y) $0.6666667, (2) the product of (x) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and (y) $2.6666667, and (3) the product of (x) the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time and (y) $5.0000000, from (4) the Aggregate Stockholder Proceeds, by (B) the Diluted Common Stock Number.

(e) The aggregate consideration to be paid in the Merger in accordance with this Article II is hereinafter referred to as the “Aggregate Consideration”, of which an amount equal to the sum of (i) an amount of cash equal to the product of the Cash Ratio and $10,000,000 (the “Escrow Cash Amount”) and (ii) a number of Ordinary Shares (the “Escrow Stock Amount”) determined by dividing (A) the amount obtained by subtracting (1) the Escrow Cash Amount from (2) $10,000,000 by (B) the Closing Price is hereinafter collectively referred to as the “Escrow Amount”. The aggregate value of the consideration to be received by a Stockholder (as defined herein) in the Merger pursuant to this Article II divided by the value of the Aggregate Consideration is hereinafter referred to as such Stockholder’s “Ownership Percentage Interest.”

(f) Notwithstanding anything in this Agreement to the contrary, if Parent reasonably determines that the aggregate number of Ordinary Shares issuable or potentially issuable by Parent in connection with the Merger would exceed the maximum number permissible without triggering the stockholder voting requirements under NASD Rule 4350(i)(1)(C), as amended from time to time (the “Maximum Number”), then, upon delivery of written notice to that effect given to the Company no later than the earlier of (i) the Closing Date and (ii) two (2) days after delivery by the Company of a draft Company Closing Certificate (as defined below) containing all of the information required to be included in the Company Closing Certificate to be delivered at Closing, Parent may increase the Cash Ratio to the lowest ratio, as reasonably determined by Parent, for which the aggregate number of Ordinary Shares so issuable or potentially issuable would not exceed the Maximum Number.

(g) At the Closing, the Company shall deliver to Parent a certificate, in form and substance reasonably satisfactory to Parent and signed by the Company’s President and Chief Executive Officer (the “Company Closing Certificate”), certifying on behalf of the Company, (i) as to the number of shares of Common Stock underlying all warrants to purchase Common Stock or Preferred Stock (“Warrants”), whether or not exercisable, outstanding as of immediately prior to the Effective Time; (ii) as to the number of shares of Common Stock and of each Series of Preferred Stock outstanding as of immediately prior to the Effective Time, giving effect to any conversion of Preferred Stock to take effect prior to the Effective Time (the sum of such number and the number in clause (i) above being referred to as the “Diluted Common Stock Number”); (iii) by reference to schedules to the Company Closing Certificate, (A) as to a list of all the holders of shares of Common Stock and Preferred Stock outstanding as of immediately prior to the Effective Time, after giving effect to the conversion of any Preferred Stock to be converted prior to the Effective Time, as such names appear on the stock transfer books of the Company (each, a “Stockholder”) and the number of shares of Common Stock and Preferred Stock held by each Stockholder; (B) as to a list of the holders of all Options outstanding immediately prior to the Effective Time as such names appear in the Company’s Options records, and the number of shares of Common Stock underlying each such Option and the strike price of each such Option; (C) as to the number of shares of Common Stock available for future Option grants under the Company Stock Plan (the “Option Pool Number”); (D) as to the amount of the Excess Expenses; (E) as to the Paid Dividend Amount; and (F) as to the Aggregate Option Proceeds. The schedules containing the information referred to in clause (iii) of the immediately preceding sentence, upon acceptance by Parent at the Closing (such acceptance not to be unreasonably withheld), shall be appended as Schedule 2.1 to this Agreement and shall be deemed incorporated herein and made a part hereof and shall hereinafter be referred to as the “Closing Stockholder and Expense Schedule.”

Section 2.2    Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Conversion of Common Stock and Preferred Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.2(b) and the Appraisal Shares) shall be converted into the right to receive an amount of cash equal to the Common Cash Amount and a number of Ordinary Shares equal to the Common Exchange Ratio. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.2(b) and the Appraisal Shares, and shares to be converted subject to completion of the Merger) shall be converted into the right to receive an amount of cash equal to the Series A Cash Amount and a number of Ordinary Shares equal to the Series A Exchange Ratio. Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.2(b) and the Appraisal Shares and shares to be converted subject to completion of the Merger) shall be converted into the right to receive an amount of cash equal to the Series B Cash Amount and a number of Ordinary Shares equal to the Series B Exchange Ratio. Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.2(b) and the Appraisal Shares and shares to be converted subject to completion of the Merger) shall be converted into the right to receive an amount of cash equal to the Series C Cash Amount, and a number of Ordinary Shares equal to the Series C Exchange Ratio. At the Effective Time, all such shares of Common Stock and Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Common Stock or Preferred Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration, the Series A Merger Consideration, the Series B Merger Consideration or the Series C Merger Consideration (collectively, the “Merger Consideration”), as the case may be. The right of any holder of a Certificate to receive the applicable Merger Consideration shall be subject to Section 2.3(g).

(b) Cancellation of Treasury Stock and Parent-Owned Shares. Each share of Common Stock or Preferred Stock that is owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash, Ordinary Shares or other consideration shall be delivered or deliverable in exchange therefor.

(c) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one share of common stock of the Surviving Corporation.

(d) Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding Ordinary Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio and Series C Exchange Ratio shall be correspondingly adjusted to provide the holders of Common Stock and Preferred Stock the same economic effect as contemplated by this Agreement prior to such event.

(e) Appraisal and Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock or Preferred Stock outstanding immediately prior to the Effective Time and held by a Stockholder who is entitled to (i) demand and properly demands appraisal of such Appraisal shares pursuant to, and complies with, Section 262 of the DGCL (“Section 262”) or (ii) dissenters rights and properly exercises dissenters rights with respect to such Appraisal Shares pursuant to, and complies with, Chapter 13 of the CGCL (together with Section 262, the “Appraisal Provisions”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.2(a), but instead such Stockholder shall be entitled to such Stockholder’s rights in respect of such Appraisal Shares in accordance with the applicable Appraisal Provisions. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted by the applicable Appraisal Provisions. Notwithstanding the foregoing, if any such Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose such Stockholder’s rights under the applicable Appraisal Provisions, or a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by the applicable Appraisal Provisions, then the right of such Stockholder under the Appraisal Provisions shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.2(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Common Stock or Preferred Stock and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or except as may be required under applicable law, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.3 Payment of Merger Consideration.

(a) Payment Procedures. As soon as practicable after the Effective Time, each Stockholder shall surrender and deliver to Parent (i) Certificates representing all of such Stockholder’s ownership of Common Stock and all of such Stockholder’s ownership of Preferred Stock; and (ii) a properly completed letter of transmittal in a form reasonably acceptable to Parent and the Company. Subject to Section 2.3(g), upon receipt of a Stockholder’s Certificates and a properly completed letter of transmittal, Parent shall (iii) deliver (or cause to be delivered) to such Stockholder (A) a certificate representing a number of whole Ordinary Shares equal to (1) the sum of the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Common Exchange Ratio, plus the number of shares of Series A Preferred Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Series A Exchange Ratio, plus the number of shares of Series B Preferred Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Series B Exchange Ratio, plus the number of shares of Series C Preferred Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Series C Exchange Ratio, less (2) a number of Ordinary Shares equal to such Stockholder’s Ownership Percentage Interest (as set forth on the Closing Stockholder and Expense Schedule) in the Escrow Stock Amount, and (B) an amount of cash equal to (1) the sum of the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Common Cash Amount, plus the number of shares of Series A Preferred Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Series A Cash Amount, plus the number of shares of Series B Preferred Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Series B Cash Amount, plus the number of shares of Series C Preferred Stock held by such Stockholder immediately prior to the Effective Time multiplied by the Series C Cash Amount, less (2) an amount of cash equal to such Stockholder’s Ownership Percentage Interest (as set forth on the Closing Stockholder and Expense Schedule) in the Escrow Cash Amount, and (iv) deposit (or cause to be deposited) in escrow on behalf of such Stockholder an amount of cash and number of Ordinary Shares equal to such Stockholder’s Ownership Percentage Interest (as set forth on the Closing Stockholder and Expense Schedule in the Escrow Cash Amount and Escrow Stock Amount, respectively, to be held and released in accordance with an escrow agreement (the “Escrow Agreement”), among Parent, the Securityholder Agent (as defined in Section 7.3) and such escrow agent as the Parties shall mutually agree (the “Escrow Agent”), which Ordinary Shares to be included in the Escrow shall be included in and represented by the single certificate for the Escrow Shares which shall be delivered to the Escrow Agent in accordance with the Escrow Agreement. The Escrow Agreement shall provide that the Escrow Amount shall be in existence immediately following the Effective Time and shall terminate at midnight on the date that is the earlier of (i) one year thereafter and (ii) consummation of a Parent Change of Control (the “Escrow Period”); provided, however, notwithstanding anything in this Agreement to the contrary, the Escrow Period shall not terminate with respect to any amount of cash and number of Ordinary Shares necessary in the reasonable good faith judgment of Parent to satisfy any unsatisfied claims made under Article VII concerning facts and circumstances existing prior to the termination of the Escrow Period of which the Escrow Agent shall have been notified in writing prior thereto.

(b) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to Ordinary Shares, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional Ordinary Shares shall be paid to any such holder pursuant to Section 2.3(d), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of the certificates representing whole Ordinary Shares issuable in exchange therefor, without interest, (i) promptly, the amount of any cash due pursuant to Section 2.2 and cash payable in lieu of fractional Ordinary Shares to which such holder is entitled pursuant to Section 2.3(d) and the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender, payable with respect to such whole Ordinary Shares.

(c) Further Rights in Common Stock. The Merger Consideration issued upon conversion of a share of Common Stock or Preferred Stock in accordance with the terms hereof (including any dividends or distributions pursuant to Section 2.3(b) or Section 2.3(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Common Stock or Preferred Stock.

(d) Fractional Shares. No certificates or scrip representing fractional Ordinary Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Ordinary Shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of such issuance of fractional shares, Parent shall pay each holder of Certificates an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Common Stock and Preferred Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled by (ii) the Closing Price.

(e) No Liability. None of Parent, the Surviving Company or the Company shall be liable to any holder of shares of Common Stock or Preferred Stock for any such Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Common Stock or Preferred Stock represented by such Certificate, any cash in lieu of fractional Ordinary Shares to which the holders thereof are entitled pursuant to Section 2.3(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3(b), in each case, without any interest thereon.

(g) Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock or Preferred Stock such amounts as Parent is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Stock or Preferred Stock in respect of whom such deduction and withholding was made by Parent.

(h) Restricted Securities. (i) Unless the Fairness Approval is granted, Ordinary Shares to be issued pursuant to this Agreement will not be, as of the Effective Time, registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued in a transaction that is exempt from the registration requirements of the Securities Act. Such Ordinary Shares will be “restricted securities” under the federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration.

(ii) An aggregate of 1,000,000 of the Ordinary Shares received by the Stockholders in the Merger will be subject to an absolute prohibition on any sale, assignment, pledge, hypothecation, mortgage, encumbrance or other transfer of any kind for the first three 30-day periods following the Closing (each, a “Post-Closing 30-Day Period”). Notwithstanding the foregoing, Stockholders shall be permitted to resell such Ordinary Shares during such periods in single “block trade” transactions of at least 200,000 shares, provided that such transactions are (x) conducted by a single broker, (y) resold at a discount of 10% or less to the then prevailing price per share of such Ordinary Shares and (z) occur no more frequently than once per Post-Closing 30-Day Period. The restrictions on the disposition by Stockholders of Ordinary Shares in this Section 2.3(h)(ii)(x) shall terminate and be of no force or effect immediately prior to a Parent Change of Control and (y) shall be inapplicable to transfers by Stockholders to a transferee or assignee which is a general partner, limited partner, former partner, retired partner, member, retired member or former member of such Stockholder, provided that such transferee or assignee agrees in writing to be bound by the restrictions on disposition contained herein.

(iii) It is understood that the certificates evidencing the Ordinary Shares described in Section 2.3(h)(ii) shall bear the following legend:

“These securities are subject to certain restrictions on resale set forth in a Merger Agreement, dated December 11, 2003, by and among the Company and the other parties thereto, a copy of which can be obtained upon request from the Company. These restrictions shall lapse on [insert applicable date].”

It is understood that, unless the Fairness Approval is granted, the certificates evidencing the Ordinary Shares issued pursuant to this Merger Agreement shall bear the following legend in addition to any legend required by the “blue sky” or securities laws of any state or under this Agreement:

“These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Verisity Ltd. that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

Section 2.4 Required Documentation. Notwithstanding anything herein to the contrary, (a) unless the Fairness Approval is obtained, Certificates surrendered for exchange by any Stockholder shall not be exchanged until Parent has received an executed Stock Purchase Agreement and Questionnaire from such Stockholder in substantially the form attached hereto as Exhibit F, and (b) Certificates surrendered for exchange by any Affiliate of the Company shall not be exchanged until Parent has received an executed letter from such Affiliate in the form attached hereto as Exhibit B (an “Affiliate Letter”).

Section 2.5 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Common Stock or Preferred Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Common Stock or Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Common Stock or Preferred Stock represented by such Certificates, any cash in lieu of fractional Ordinary Shares to which the holders thereof are entitled pursuant to Section 2.3(d) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3(b), without any interest thereon.

Section 2.6 Stock Options. All Options which are outstanding and not exercised as of the Effective Time will be assumed by Parent in accordance with Section 5.8.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by the Company to Parent (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Company Disclosure Schedule shall qualify the representations in the corresponding section of this Article III and shall be deemed made in any other section or sections of the Company Disclosure Schedule where the relevance of such disclosures is readily apparent from the text of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary under applicable Law, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth on Schedule 3.1 hereto. The Company has made available to Parent complete and correct copies of the Certificate of Incorporation and the By-Laws each of which is currently in full force and effect, and the Company is not in violation of any provisions thereof.

Section 3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and, for each such Subsidiary, the state of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the issued and outstanding shares of capital stock of, or other Equity Interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or other Equity Interests in, its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any Person.

Section 3.3 Capital Structure. (a) The authorized capital stock of the Company consists of 45,000,000 shares of stock, which includes 30,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, of which 3,750,000 shares are designated as Series A Preferred Stock, 4,710,000 shares are designated as Series B Preferred Stock and 2,150,000 shares are designated as Series C Preferred Stock. The issued and outstanding stock as of the date of this Agreement is as follows: 5,964,565 shares of Common Stock, 3,750,000 shares of Series A Preferred Stock, 4,710,000 shares of Series B Preferred Stock and 2,120,000 shares of Series C Preferred Stock. As of the date of this Agreement there are outstanding options relating to the purchase of 2,862,804 shares of Common Stock which were granted pursuant to the Company Stock Plan. 5,314,000 shares of Common Stock are reserved for issuance pursuant to the Company Stock Plan and no shares of Common Stock, no shares of Series A Preferred Stock, no shares of Series B Preferred Stock and no shares of Series C Preferred Stock are reserved for issuance pursuant to outstanding Warrants. All of the issued and outstanding shares of Common Stock and Preferred Stock (collectively, the “Company Stock”) have been duly authorized, and are validly issued, fully paid, nonassessable and free of preemptive rights created by statute, the Company’s Certificate of Incorporation or By-Laws, or any Contract. None of the issued and outstanding shares of Company Stock has been issued in violation of any applicable federal or state law or any such preemptive rights or rights to subscribe for or purchase securities. All shares of Company Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable, and free of such preemptive rights and, assuming such issuance prior to the Effective Time, will not have been issued in violation of any applicable federal or state law or any such preemptive rights or rights to subscribe for or purchase securities. Each agreement to which the Company or a Company Subsidiary is a party or by which it is bound relating to the sale, issuance, repurchase or other transfer of any of the Company Stock or any securities convertible into Company Stock is identified in Section 3.3(a) of the Company Disclosure Schedule.

(b) Except as set forth in Section 3.3(a), there are no Equity Interests of the Company issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(a) and Section 3.3(a) of the Company Disclosure Schedule, there are no options, warrants, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal or commitments or agreements of any character to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests, or obligating the Company to grant, extend or accelerate the vesting of any Equity Interests (“Equity Rights”). Except for the Support Agreements, there are no voting trusts, proxies or other agreements or understandings with respect to any Company Stock to which the Company or, to the knowledge of the Company, any other Person is a party or by which it or any such other Person is bound. Except as set forth in the Certificate of Incorporation, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Company Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

(c) Section 3.3(c) of the Company Disclosure Schedule lists (i) all holders of Company Stock as of the Record Date, as well as the class, series and number of shares of Company Stock held by each such holder and (ii) all holders of Warrants, Options or other Equity Rights as of the date hereof, the number of shares of Common Stock or the number and Series of shares of Preferred Stock subject thereto, the grant date, the expiration date, the vesting schedule (including a description of the circumstances under which such vesting schedule can or will be accelerated) and the exercise, conversion or exchange price per share of each such Warrant, Option or other Equity Right. No action is required to be taken by the Company, the Board of Directors of the Company (the “Company Board”), any trustee or administrator under the Company Stock Plan or any holder of Options, to effect the treatment of Options described in Section 5.8 hereof. No Options (or any portion thereof, and including after Parent’s assumption thereof as described in Section 5.8) will be entitled to accelerated vesting (including after conversion of such shares in the Merger into Ordinary Shares) as a result of the Merger.

(d) Immediately prior to the Effective Time and following payment of the Paid Dividend Amount with respect to the Series C Preferred Stock, the amount of all accrued and unpaid dividends for the Series C Preferred Stock shall be zero. The Company has never declared, nor is there accrued, any dividend or other distribution with respect to any Company Stock other than with respect to the Series C Preferred Stock as set forth in the Certificate of Incorporation.

(e) Upon payment of the Merger Consideration as provided for in this Agreement and except with respect to obligations of Parent or the Surviving Corporation hereunder expressly contemplated to be performed by Parent or the Surviving Corporation after Closing, the Stockholders will have no further right or claim, in their capacity as Stockholders, against the Company or Parent, or any of their respective officers, directors, employees, agents or advisors for any amount owing to the Stockholders with respect to any claim arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter in their capacity as a Stockholder, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, the foregoing shall be deemed not to apply with respect to any breach by Parent of its representations, warranties, covenants or agreements hereunder.

Section 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action of the Company other than the approval of this Agreement by the requisite holders of (i) the outstanding Company Stock, voting together as a single class; (ii) the outstanding Company Common Stock, voting together as a single class; (iii) the outstanding Company Preferred Stock, voting together as a single class, (iv) the outstanding Series A Preferred Stock and Series B Preferred Stock, voting together as a single class; and (v) the outstanding Series C Preferred Stock, voting together as a single class (such approvals, collectively, the “Stockholder Approval”), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than obtaining the Stockholder Approval and filing and recording the appropriate documents with respect to the Merger in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles.

Section 3.5 Books and Records. (a) The books, records and accounts of the Company and its Subsidiaries (i) are true, complete and correct in all material respects and (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and such Subsidiaries. True and complete copies of all minute books of the Company and its Subsidiaries have been made available by the Company to Parent and reflect in reasonable detail all minutes of meetings, resolutions and other material actions and proceedings of the stockholders, board of directors and all committees thereof.

(b) The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of accurate and complete financial statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6 Noncontravention. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated by this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i)-(vi), inclusive, of Section 3.6(b) hereof have been obtained and all filings described in such clauses have been made (and declared effective, if applicable), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree of any Governmental Entity (collectively, “Laws”) applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected, or (iii) result in any breach of, require any notice under or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or alteration of rights under, or require the consent or approval of any Person under, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, joint venture, limited liability or partnership agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.6(a), for any conflict, violation, breach, default, right of termination, amendment, acceleration, or cancellation or alteration of rights or creation of any Lien, or right or lack of consent or approval that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated by this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local court or governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) under the HSR Act, (iii) pursuant to the Securities Act, (iv) in order to comply with state securities or “blue sky” laws, (v) as may be deemed advisable under Section 721 of Title VII of the Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988 (“Exon-Florio”), (vi) the approval of the Investment Center of the Ministry of Industry and Commerce of the State of Israel, and filings in the State of Israel with the Office of the Chief Scientist and the Registrar of Companies or (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7 Financial Statements. Section 3.7 of the Company Disclosure Schedule contains the audited balance sheets, statements of income and statements of cash flows of the Company as of and for the years ended July 31, 2001, 2002 and 2003 (collectively, the “Company Financial Statements”). Each of the Company Financial Statements (including, in each case, the related notes thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

Section 3.8 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) (“Liabilities”), except (i) liabilities reflected in the audited balance sheet of the Company as of July 31, 2003 or the notes thereto (the “Company Balance Sheet”), (ii) liabilities incurred since July 31, 2003 through the date hereof in the ordinary course of business consistent with past practice, and (iii) liabilities that individually or in the aggregate, have not had a Company Material Adverse Effect.

Section 3.9 Absence of Certain Changes or Events. Since July 31, 2003, the Company and each of its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practice, and there is not and has not been: (a) any condition, event or occurrence, individually or in the aggregate, that has resulted in a Company Material Adverse Effect, or (b) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to Section 5.1 of this Agreement.

Section 3.10 Legal Proceedings. There is no, nor, to the knowledge of the Persons set forth on Schedule 3.10 hereto (the “Knowledge of the Company”), is there any basis for, any, suit, claim, action, arbitration, mediation, proceeding, claim or investigation (collectively “Proceedings”), nor has there ever been any material Proceeding, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, against or involving any properties or rights of the Company or any of its Subsidiaries, or against any officer, director, employee or agent of the Company or any of its Subsidiaries in his or her capacity as such. To the Knowledge of the Company, neither the Company, any of its Subsidiaries, nor any of their respective properties, are subject to any order, writ, judgment, injunction, decree, determination or award having a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will, or would reasonably be expected to, cause or provide a bona fide basis for a director or officer of the Company or any of its Subsidiaries to seek indemnification from the Company or any of its Subsidiaries or initiate a Proceeding against the Company or any of its Subsidiaries, in each case involving amounts that exceed $10,000 individually or $25,000 in the aggregate.

Section 3.11 Employees. (a) No employee has informed the Company in writing that such employee plans to terminate employment with the Company or any of its Subsidiaries prior to the Closing Date. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by any collective bargaining agreement, (ii) has, to the Knowledge of the Company, experienced any attempt by organized labor or its representatives to make the Company or such Subsidiary conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company, (iii) has experienced any strike, grievance, claims of unfair labor practices or other collective bargaining dispute, or (iv) has ever committed any material unfair labor practice. There is no unfair labor practice charge or complaint against the Company or any Subsidiary pending before the National Labor Relations Board or any other governmental agency arising out of the Company’s or such Subsidiary’s activities, and to the Knowledge of the Company, there are no facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries nor is any grievance currently being asserted against it; and neither the Company nor any of its Subsidiaries has experienced a work stoppage or other labor difficulty. There are no material controversies pending or, to the Knowledge of the Company, threatened between either the Company or any of its Subsidiaries and their respective employees, and to the Knowledge of the Company, there are no facts which could reasonably result in any such controversy.

(b) The Company and its Subsidiaries are in compliance with all applicable Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, equal employment opportunity, the payment of social security and similar taxes and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate would not have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, or program of the Company or such Subsidiary, nor to the Knowledge of the Company will the Company or such Subsidiary have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of the Merger and the transactions contemplated by this Agreement. Each employee of the Company and its Subsidiaries has signed an agreement with respect to confidentiality, nonsolicitation and assignment of inventions with the Company or such Subsidiary, which agreements are each in the form heretofore provided to Parent.

(c) Attached hereto as Schedule 3.11(c) is a list as of the date hereof of the names of all present employees of the Company or any of its Subsidiaries with total cash compensation expected to exceed $100,000 in 2003 and their current compensation payable by the Company or such Subsidiary. Notwithstanding any provision of this Agreement or any Schedule to the contrary, the Company represents that from and after the Closing no benefit or other compensation is payable to any Person identified on Schedule 3.11(c) upon the voluntary resignation of such Person from employment with the Company or any of its Subsidiaries as a result of the occurrence of the Closing, except pursuant to the terms of any Company Plan or as required by any applicable Law.

Section 3.12 Permits; Compliance with Laws. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to conduct their respective businesses as currently conducted other than those the failure of which to hold would not have a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for noncompliance as would not, individually or in the aggregate, have a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being conducted in violation of any Law, except for possible violations that, individually or in the aggregate, do not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or has otherwise been advised in writing that it or its business as currently conducted is or will be subject to restrictions or prohibitions or is not in compliance with any Law, and, to the Knowledge of the Company, there is no reason to anticipate that any existing circumstances are likely to result in any violations of any of the foregoing except for such violations as would not have a Company Material Adverse Effect.

Section 3.13 Employee Benefit Plans (a) The Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to compensation, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Merger and the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee or director or former director of the Company or any ERISA Affiliate, or any consultant or independent contractor to the Company or any ERISA Affiliate, has any present or future right to benefits or under which the Company or any ERISA Affiliate has any present or future liability. All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the “Company Plans.” For purposes of this Agreement “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Company Plan, the Company has delivered or made available to Parent or its representatives a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof, as of the date hereof, and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent IRS determination letter; (iii) the current summary plan description and other written material communications by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements; and (C) actuarial valuation reports.

(c) Each Company Plan has been established and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction), in each case, in all material respects. Each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) is so qualified, has been amended to comply with the legislation commonly referred to as “GUST” and “EGTRRA” and has received a favorable determination letter as to its qualification or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and to the Knowledge of the Company nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification. With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; to the Knowledge of the Company, no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Parent in writing of any pending claims or, to the Knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time. Neither the Company nor, to the Knowledge of the Company, any other party has engaged in a prohibited transaction, as such term is defined under Code Section 4975 or ERISA Section 406, which would subject the Company or any ERISA Affiliate to any material taxes, penalties or other liabilities under the Code or ERISA. To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction). All insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction) as of the Effective Time have been or will be timely paid or made prior thereto. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof. No Company Plan provides for an increase in benefits on or after the Effective Time.

(d) No Company Plan is subject to Title IV of ERISA, and no Company Plan is a multiemployer plan as defined in Section 4001(A)(3) of ERISA. The Company has never contributed to or sponsored any multiemployer plan or any plan subject to Title IV of ERISA. No Company Plan or related trust is intended to meet the requirements for tax-favored treatment under Code Section 501(c)(9).

(e) No unfunded Company Plan exists that must be accounted for in accordance with SFAS No. 87, 106 or 112.

(f) No Company Plan exists which could result in the payment to any employee of the Company or any of its Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any employee of the Company or any of its Subsidiaries as a result of the Merger and the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G, and there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount or receipt of any other rights or benefits that would not be deductible pursuant to the terms of Code Section 280G or limitations on deductibility under Code Section 162(m).

(g) The execution of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement will not constitute an event under the terms of any Company stock option plan that will or may result in any acceleration or vesting of benefits with respect to any employee. The Company Stock Plan and all amendments thereto have been duly approved by the vote or written consent of stockholders of the Company then holding not less than a majority in interest of the outstanding voting stock of the Company. No such stockholder approval was obtained in contemplation of the Merger or the other transactions contemplated hereby.

Section 3.14 Tax Matters.

(a) Filing of Tax Returns. The Company and each of its Subsidiaries have duly and timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof. All such Tax Returns filed are complete and accurate in all material respects. All Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There is no pending written claim by an authority in a jurisdiction where the Company the Company or any Subsidiary does not file tax returns and in which the Company or such Subsidiary is required to file tax returns that it is subject to taxation by that jurisdiction. The Company Disclosure Schedule sets forth each state in which the Company is subject to any Tax.

(b) Payment of Taxes. The unpaid Taxes of the Company and any Subsidiary (i) did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Company Financial Statements (rather than in any notes thereto), and (ii) will not exceed that reserve after taking into account operations and transactions through the Closing Date.

(c) Audits, Investigations, Disputes or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company or any Subsidiary. There are no pending or, to the knowledge of the Company or any Stockholder, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to the Company or any Subsidiary, and there are no matters under discussion with any governmental authorities, or known to the Company or any Stockholder, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company or any Subsidiary. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Section 3.14(c) of the Company Disclosure Schedule and, except as set forth in such Schedule, neither the Company, any Subsidiary, any predecessor or any Stockholder has been notified in writing that any taxing authority intends to audit a Tax Return for any other period. The Company has made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company, its Subsidiaries and their predecessors for the years ended July 31, 2000, 2001 and 2002, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since June 30, 2000. Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any of the assets of the Company or any Subsidiary.

(e) Tax Elections. All material elections (other than those elections that are readily apparent upon review of the Tax Returns referenced in subparagraph (c) above) with respect to Taxes affecting the Company or any Subsidiary, or the assets of the Company or any Subsidiary, as of the date hereof are set forth on Section 3.14(e) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary has: (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any assets of the Company or any Subsidiary; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any Asset as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made or will make a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) Prior Affiliated Groups. Neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return other than the group of which the Company is the common parent.

(g) Other Entity Liability. Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than with respect to being a member of an affiliated group of which the Company is the common parent) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Subsidiary and, after the Closing Date, neither the Company nor any Subsidiary will be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i) Partnerships, Single Member LLCs, CFCs and PHCs. Neither the Company nor any Subsidiary (i) is, to the Knowledge of the Company, subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

(j) No Withholding. Neither the Company nor any Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and none of the Stockholders is a “foreign person” as defined in Section 1445(f)(3) of the Code. The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(k) International Boycott. Neither the Company nor any Subsidiary has ever participated in nor is participating in an international boycott within the meaning of Section 999 of the Code.

(l) Permanent Establishment. Neither the Company nor any Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(m) Tax-Free Distributions. Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

Section 3.15 Tax-Free Reorganization. The following representations and warranties of the Company shall apply only if the Second Step Merger is consummated, and only in a Proceeding directed against Parent, any Affiliate of Parent or any director, officer, employee, auditor, accountant or other representative of Parent or any of its Subsidiaries:

(a) Assets. At the Effective Time, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting Stockholders, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is part, and amounts distributed by the Company to Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time.

(b) Business. The Company currently conducts a business. Such business is the Company’s “historic business” within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

(c) Redemptions and Distributions. Neither the Company nor any Person related to the Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Company’s stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

(d) Continuity of Interest. As of the Effective Time, the component of the Merger Consideration represented by shares of Parent Common Stock shall have a value of not less than 42% of the aggregate value of the Merger Consideration as of such time.

(e) Investment Company. The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(f) Title 11. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(g) Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness existing between Parent or Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

(h) Liabilities. The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets are subject were incurred by the Company in the ordinary course of its business.

(i) Value of Transferred Assets. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

(j) Merger Expenses. Except as provided in Section 8.5, the Company will pay its expenses, if any, incurred in connection with the Merger.

(k) Stockholder-employees. None of the Merger Consideration received by any Stockholder-employee will be separate consideration for, or allocable to, any employment agreement or similar arrangement or otherwise received in exchange for services rendered by such Stockholder-employee. No shares of Common Stock or Preferred Stock will be surrendered pursuant to the First Step Merger or subject to a “substantial risk of forfeiture” within the meaning of Section 83(c) of the Code, except for shares with respect to which a timely and proper election pursuant to Section 83(b) of the Code has been made.

Section 3.16 Properties. The Company and each of its Subsidiaries have good title to, or valid leasehold interests in, or otherwise the right to use all of their respective material properties and assets, and such assets and properties at the Effective Time will be free and clear of any Liens except for (a) Liens for current Taxes which are not delinquent, or are being contested in good faith, (b) mechanics’, workers’, materialmen’s and other like Liens arising in the ordinary course of business, (c) zoning ordinances, rights of way, easements, licenses, reservations, covenants, conditions or restrictions on the use of any of the real property and any other Liens which do not, individually or in the aggregate, materially interfere with the use of any real property and (d) encumbrances in the form of restrictions on use of Proprietary Rights contained in license agreements or scientific collaboration agreements and (e) Liens which do not materially and adversely affect the use or value of any assets or properties of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right to sell or dispose of any real or personal tangible property or any portions thereof or interests therein which property, portions and interests, either individually or in the aggregate, are material to the Company or such Subsidiary.

Section 3.17 Environmental Matters

(a) Except as could not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, including without limitation, all permits required thereunder to conduct business as currently being conducted or proposed to be conducted, and during all applicable statute of limitations periods have complied with all applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has, and would not reasonably be expected to have, any obligation to undertake any Remedial Activity, at any property owned or leased by any of them or at any other property; and (iii) neither the Company nor any of its Subsidiaries has received any notice to the effect that it is, and to the Knowledge of the Company neither the Company nor any of its Subsidiaries is, not in compliance in any material respect with, or in violation of, any such Environmental Laws or permits required thereunder, and, to the Knowledge of the Company, no currently existing circumstances are reasonably likely to result in a failure of the Company or such Subsidiary to comply with, or a violation by the Company or such Subsidiary of, any such Environmental Laws or permits required thereunder.

(b) The Company has furnished or made available to Parent or to its representatives complete and accurately reproduced copies of all material Environmental Reports in the possession or control of the Company.

(c) There are no existing or, to the Knowledge of the Company, threatened environmental claims against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notification of any allegation of any actual, or potential responsibility of the Company or any of its Subsidiaries (nor to the Knowledge of the Company is their any basis for any such allegation) for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Materials generated or transported by the Company or any of its Subsidiaries.

(d) No underground tank or other underground storage receptacle for Hazardous Materials is currently located on the facilities of the Company or any of its Subsidiaries, and there have been no releases of any Hazardous Materials from any such underground tank or related piping and there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Materials in quantities that would require remedial action by the Company or its subsidiaries under Environmental Laws that would be reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect. In addition, to the Knowledge of the Company, there have been no such releases by predecessors of the Company or any of its Subsidiaries and no releases in quantities exceeding the reportable quantities as defined under federal or state law on, upon, or into any real property in the immediate vicinity of any of the real properties of the Company or any of its Subsidiaries that would require remedial action by the Company or its subsidiaries under Environmental Laws that would be reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries is a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any lease or other Contract (excluding insurance policies and real estate lease agreements, and financing and merger and acquisition related Contracts disclosed in the Company disclosure Schedule) under which the Company or such Subsidiary is obligated by or entitled to the benefits of, directly or indirectly, any indemnification concerning environmental conditions.

Section 3.18 Contracts; Debt Instruments. (a) Section 3.18(a) of the Company Disclosure Schedule accurately lists as of the date hereof the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (collectively, “Material Contracts”):

(i) (A) any Contract pursuant to which any direct or indirect Indebtedness of the Company (including but not limited to loan or credit agreements, notes, bonds, mortgages, indentures, lease-purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit) in an aggregate principal amount in excess of $25,000 is outstanding or may be incurred, or (B) any conditional sales contracts, chattel mortgages, equipment lease agreements, and other security arrangements with respect to personal property with a value in excess of $25,000 in each instance used or owned by the Company or any of its Subsidiaries;

(ii) any Contract containing covenants limiting the ability of the Company or any officer, director, employee or Affiliate of the Company to compete in any line of business with any Person or in any area or territory or which would so limit the Surviving Company or Parent after the Effective Time;

(iii) any lease for real property;

(iv) any Contract involving commitments to others to make capital expenditures involving an aggregate amount in excess of $25,000 or more in any one case, except Contracts that may be terminated without liability, obligation or penalty by the Company on not more than 30 days’ notice;

(v) any material licenses, assignments, consents, royalty obligations or other similar agreements concerning or affecting any Proprietary Rights owned or used by the Company or any of its Subsidiaries, other than licenses generally commercially available on standard terms, and any agreements concerning the enforcement or waiver of any rights with respect to any Proprietary Rights owned or used by the Company or any of its Subsidiaries;

(vi) any confidentiality and non-disclosure agreements (whether the Company or any of its Subsidiaries is the beneficiary or the obligated party thereunder);

(vii) any joint venture, limited liability, partnership, limited partnership or similar agreements relating to the formation, creation, operation, management or control of any corporation, company, partnership or joint venture, and any investor rights, voting, co-sale or other shareholder agreements to which the Company or any of its Subsidiaries is a party or by which any of their respective properties are bound;

(viii) any agreements or commitments relating to commission arrangements with others that are material to the business of the Company or any of its Subsidiaries;

(ix) any agreements relating to the acquisition or disposition of any business or any corporation, partnership, joint venture, association or other business organization or division thereof entered into by the Company or any of its Subsidiaries, whether by merger, sale of Equity Interests, sale of assets or otherwise and any other such agreements under which the Company or such Subsidiary currently has indemnification obligations or similar liabilities (collectively, “Acquisition Agreements”);

(x) any indemnification agreements (excluding indemnity provisions contained within other Material Contracts);

(xi) any joint development, collaboration, research or material similar agreements involving the Company or any of its Subsidiaries or their respective properties;

(xii) employment Contracts, consulting Contracts, severance agreements, “stay-bonus” agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or any of its Subsidiaries or (B) that will result in the payment by, or the creation of any Liability of the Company or any of its Subsidiaries, to pay any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(xiii) any Contract or other arrangement with an Affiliate of the Company;

(xiv) any Contract not covered by any of the other items of this Section 3.18(a) that (A) provides for payments by the Company or any of its Subsidiaries, whether in cash or Equity Interests, in excess of $25,000, (B) provides for receipts by the Company or any of its Subsidiaries in excess of $100,000, (C) is not in the ordinary course of business or (D) is material to the business, operations, properties, liabilities or condition (financial or otherwise) of the Company or (E) under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is, and to the Knowledge of the Company no other party is, in default or breach of any Material Contract, except for those defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries has fulfilled, or taken all actions necessary to enable it to fulfill when due, all of its material obligations under each Material Contract. Each Material Contract constitutes the legal, valid and binding obligation of the Company or one of its Subsidiaries, enforceable against the Company or such Subsidiary in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles, and no Person has the right to terminate or repudiate any Material Contract on less than 30 days prior notice or, to the Knowledge of the Company as of the date hereof, has repudiated any provision of any Material Contract. No claim of a breach of any representation, warranty or covenant and no other claim for indemnification has been made by or against the Company or any of its Subsidiaries under any Acquisition Agreement prior to the date hereof that has not been fully resolved prior to the date hereof.

Section 3.19 Intellectual Property.

(a) General. Section 3.19(a) of the Company Disclosure Schedule sets forth with respect to Proprietary Rights of the Company and its Subsidiaries: (i) for each Company-owned patent and patent application, the patent number or application serial number for each jurisdiction in which filed, date issued and filed, and present status thereof; (ii) for each Company-owned trademark, tradename or service mark, whether or not registered, the application serial number or registration number (if any), for each country, province and state, and the class of goods covered, the nature of the goods or services, (iii) for any Company-owned URL or domain name, the registration date, any renewal date and name of registry; (iv) for each registered copyrighted work of the Company, the number and date of registration for each among country, province and state, in which a copyright application has been registered, (v) a list of all Software, whether owned or licensed by the Company, and incorporated in, provided with or otherwise necessary to use, support and maintain, the Company’s products, including all Software that the Company provides or makes available to its customers, (vi) the identity of all third parties to whom the Company has provided, made available, or disclosed Company-owned Software source code or product designs or bills of material, including escrow agents, and (vii) for each Company-owned mask work (if any), whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration, for each among country, province and state. True and correct copies of all applications filed and registration for Proprietary Rights (including all pending applications, application related documents) owned or controlled by or on behalf of the Company have been provided or made available to Parent. Section 3.19(a) of the Company Disclosure Schedule also sets forth all material third party components, whether hardware, firmware or Software, that are incorporated in or provided by the Company with Company’s products, or that are otherwise necessary for the manufacture of the Company’s products.

(b) Adequacy. The Proprietary Rights owned solely by the Company or licensed by the Company pursuant to licenses to the Company listed on Section 3.19(a)(v) of the Company Disclosure Schedule, together with the licenses that pursuant to Section 3.19(a)(v), are not required to be so listed, as well as any other third party components purchased by the Company and incorporated in the Company’s products, constitute all material Proprietary Rights necessary for the conduct of the Business as presently conducted, including the design, manufacture, license and sale of all products currently under development or in production; provided, however, that the foregoing adequacy representation does not apply to claims that third parties may make that the technology, products or business of the Company may infringe a patent, copyright, trademark right or other intellectual property rights of such party but does apply to misappropriation of trade secret rights. All Proprietary Rights owned by the Company are free and clear of Encumbrances and all Proprietary Rights licensed by the Company are, to the Knowledge of the Company, free and clear of any Encumbrances that could materially affect the Company.

(c) Royalties and Licenses. Except pursuant to licenses to the Company which are set forth in Section 3.18(a)(v) of the Company Disclosure Schedule or are permitted to be excluded from such Schedule by Section 3.18(a)(v), the Company has no obligation to compensate or account to any Person for the use of any of the Company’s Proprietary Rights.

(d) Ownership. The Company owns all right, title and interest in the Proprietary Rights other than the Proprietary Rights it has licensed from third parties, or has a valid and enforceable right to use the Software and technology and to exercise its rights under the Proprietary Rights it has licensed, and such Proprietary Rights, whether owned or licensed, will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Without limiting the foregoing, the technology that the Company owns or purports to own was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all Proprietary Rights in the technology to the Company.

(e) Absence of Claims. The Company has not received any written notice alleging, or to the Knowledge of the Company, the Company is not cognizant of or affected by (A) the invalidity with respect to any of the Proprietary Rights owned or licensed by the Company, or (B) alleged infringement, misappropriation or breach, of any rights of others. Neither the Company’s past nor present use of Proprietary Rights infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other Person anywhere in the world. No Person (i) has notified the Company in writing that it is claiming any ownership of or right to use any Proprietary Rights which the Company purports to own or (ii) to the Knowledge of the Company, is infringing upon or misappropriating any such Proprietary Rights in any way. None of the Software is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement, including without limitation, any of the following: (i) GNU’s General Public License (“GPL”) or Lesser/Library GPL, (ii) The Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Berkeley software design (“BSD”) license including Free BSD or BSD-style license, (vi) the Sun Community Source License, (vii) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), (viii) the Apache Server license, or (ix) any other agreement obligating the Company to make source code available to third parties or publish source code. The Company has made no submission or suggestion and is not subject to any agreement with standards bodies or other entities that would obligate the Company to grant licenses to or otherwise impair its control of its Proprietary Rights.

(f) Protection of Proprietary Rights. All of the pending applications for the Company’s owned Proprietary Rights have been duly filed, prosecution for such applications has been attended to and all maintenance and related fees have been paid. The Company has taken, and has caused its Subsidiaries to take, reasonable steps necessary or appropriate (including, entering into appropriate confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with the assets or the business of the Company and its Subsidiaries) to safeguard and maintain the secrecy and confidentiality of Trade Secrets that are material to the Company’s and its Subsidiaries’ business. To the Knowledge of the Company, (i) there has been no misappropriation of any Trade Secrets or other material confidential Proprietary Rights used in connection with the Company’s and its Subsidiaries’ business by any person; (ii) no employee, independent contractor or agent of the Company has misappropriated any Trade Secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company or any of its Subsidiaries; and (iii) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract relating in any way to the protection, ownership, development, use or transfer of the Proprietary Rights.

(g) Harmful Code. The Company has not intentionally incorporated any disabling device or mechanism in the Software and, to the knowledge of the Company, the Software is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

(h) Export Control. The Company has obtained all approvals necessary for exporting the Company’s products, including Software, outside the United States in accordance with all applicable United States export control regulations, and importing the products and Software into any country in which the products and Software are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

Section 3.20 Insurance. Section 3.20 of the Company Disclosure Schedule identifies as of the date hereof each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy: (i) the policy is in full force, and effect except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the policy is in breach or default and no event has occurred which, with the giving of notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the policy; and (iii) to the Knowledge of the Company, no party to the policy has repudiated any provision thereof and there are no facts upon which an insurer might be justified in reducing or denying coverage or increasing premiums in existing policies. The Company does not participate in any self-insurance arrangements.

Section 3.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than Credit Suisse First Boston LLC), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. The fees and expenses of all accountants, brokers, financial advisors (including Credit Suisse First Boston LLC) and legal counsel (including Wilson Sonsini Goodrich & Rosati, Professional Corporation) retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company are not anticipated to exceed the fees and expenses set forth in Section 3.21 of the Company Disclosure Schedule.

Section 3.22 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including without limitation Chapter 203 of the DGCL) or any applicable anti-takeover provision in the Certificate of Incorporation and By-Laws is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the transactions contemplated by this Agreement.

Section 3.23 Required Company Vote. The Stockholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.24 Affiliates; Affiliate Transactions. (a) As of the date hereof, the Persons listed on Section 3.24(a) of the Company Disclosure Schedule are the only Affiliates of the Company for purposes of Rule 145 under the Securities Act.

(b) As of the date hereof, there are no existing Contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company and any of the directors, officers or other Affiliates of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the written disclosure schedule dated as of the date of this Agreement and previously delivered by Parent to the Company (the “Parent Disclosure Schedule”) (it being understood that the Parent Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Parent Disclosure Schedule shall qualify the representations in the corresponding section of this Article IV and shall be deemed made in any other section or sections of the Parent Disclosure Schedule where the relevance of such disclosures is readily apparent from the text of such disclosure), Parent hereby represents and warrants to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power. Each of Parent, Merger Sub and each of Parent’s “significant subsidiaries” (within the meaning of Rule 1-02 of Regulation S-X of the SEC) (collectively, the “Parent Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, Merger Sub and each of the Parent Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary under applicable Law, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.2 Capital Structure. (a) The authorized capital stock of Parent consists of 100,000,000 shares of stock, which includes 95,000,000 Ordinary Shares and 5,000,000 special preferred shares. As of December 10, 2003, 20,356,047 Ordinary Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no special preferred shares were issued or outstanding. No material change in the capitalization of Parent has occurred since such date.

(b) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and owned by Parent free and clear of any Lien.

Section 4.3 Authority. Parent and Merger Sub have all the necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against such parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles. All Ordinary Shares that may be issued pursuant to the Agreement shall when issued in accordance with this Agreement be duly authorized, validly issued, fully paid and nonassessable and not be subject to preemptive rights.

Section 4.4 Noncontravention. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated by this Agreement will not, (i) conflict with or violate the Memorandum of Association or Articles of Association of Parent or the certificate of incorporation or by-laws of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i)-(vi), inclusive, of Section 4.4(b) hereof have been obtained and all filings described in such clauses have been made (and declared effective, if applicable), conflict with or violate any Laws applicable to Parent or any Parent Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or alteration of rights under or require the consent or approval of any Person under, or result in the creation of a Lien on any of the properties or assets of Parent or any Parent Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, joint venture, limited liability or partnership agreement or other instrument to which Parent or any Parent Subsidiaries is a party or by which Parent or any Parent Subsidiaries or any of their respective properties is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 4.4(a), for any conflict, violation, breach, default, impairment, right of termination, amendment, acceleration, or cancellation or alteration of rights or creation of any Lien, or right or lack of consent or approval that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated by this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) under the HSR Act, (iii) pursuant to the Securities Act, (iv) in order to comply with state securities or “blue sky” laws, (v) as may be deemed advisable under Exon-Florio, (vi) the approval of the Investment Center of the Ministry of Industry and Commerce of the State of Israel, and filings in the State of Israel with the Office of the Chief Scientist and the Registrar of Companies or (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5 Parent SEC Documents; Financial Statements. (a) Parent has filed on a timely basis all forms, reports and documents required to be filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2001 (the “Parent SEC Documents”). The Parent SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations thereunder, each as in effect on the date so filed or amended, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Documents), and each fairly presents the consolidated financial position of Parent and the Parent Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

(c) Parent has heretofore made, and hereafter prior to Closing will make, available to the Company a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by Parent pursuant to the Exchange Act.

(d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) Since January 1, 2001, neither Parent nor any of its subsidiaries nor, to the knowledge of the employees of Parent set forth on schedule 4.5(e) hereto (“Knowledge of Parent”), any director, officer, employee, auditor, accountant or other representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its subsidiaries, whether or not employed by Parent or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent (the “Parent Board”) or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent.

(f) To the Knowledge of Parent, no employee of Parent or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime by Parent or the violation or possible violation by Parent of any applicable Law. Neither Parent nor, to the Knowledge of Parent, any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Parent or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment in violation of 18 U.S.C. § 1514A(a).

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2002, there is not and has not been: (a) any condition, event or occurrence, individually or in the aggregate, that has resulted, or could reasonably be expected to result, in a Parent Material Adverse Effect; or (b) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of the Company pursuant to this Agreement.

Section 4.7 Legal Proceedings; Compliance with Laws. (a) There is no Proceeding pending, or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, neither Parent nor any of the Parent Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Parent Material Adverse Effect.

(b) The businesses of Parent and the Parent Subsidiaries are not being conducted in violation of any Law, except for violations that, individually or in the aggregate, do not and could not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.9 Required Vote. This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement and the Merger and the transactions contemplated by this Agreement.

Section 4.10 Tax-Free Reorganization. The following representations and warranties of Parent shall apply only if the Second Step Merger is consummated and only in a Proceeding directed against the Company, any Affiliate of the Company or any director, officer, employee, auditor, accountant or other representative of the Company or any of its Subsidiaries:

(a) Intention Regarding Parent Stock. Except with respect to (i) open-market purchases of Parent’s stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, (ii) repurchases in the ordinary course of business of unvested shares, if any, acquired from terminated employees or (iii) payments of cash in lieu of the issuance of fractional shares, neither Parent nor any person related to Parent within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to, redeem or otherwise acquire any of the stock of Parent issued to the Stockholders pursuant to this Agreement following the Merger.

(b) Acquisitions of Company Shares. Neither Parent nor, to the Knowledge of the Parent, any person related to Parent (within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5)) has acquired any Company Shares in contemplation of the Merger or otherwise as part of a plan of which the Merger is part.

(d) Intention Regarding the Surviving Company. Except for transfers of stock and assets described in Treas. Reg. Section 1.368-2(k), and except for the Second Step Merger, Parent has no plan or intention to liquidate the Surviving Company; to merge the Surviving Company with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Company; or, except for dispositions made in the ordinary course of business, to cause the Surviving Company to sell or otherwise dispose of any of its assets.

(e) Business. Assuming the accuracy of the Company’s representation contained in Section 3.15(b), Parent will cause the Company’s historic business to continue or will use a significant portion of the Company’s historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent’s qualified group (as defined in Treas. Reg. Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated by Treas. Reg. Section 1.368-1(d)(4) (provided, however, that in the event that Section 3.15(b) is or has been breached, this Section 4.10(e) shall not be considered to be or have been breached).

(f) Investment Company. Neither Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(h) Expenses. Parent and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger. In the Merger, no liabilities of the Stockholders of the Company will be assumed by Parent, and, assuming the accuracy of the Company’s representations set forth in Section 3.3, Parent will not assume any liens, encumbrances or any similar liabilities relating to any Company Stock acquired by Parent in the Merger.

Section 4.11 Intellectual Property. (a) To the Knowledge of Parent, the Proprietary Rights owned solely by Parent or licensed by Parent as well as any other third party components purchased by Parent and incorporated in Parent’s products, constitute all material Proprietary Rights necessary for the conduct of Parent’s business as presently conducted, including the design, manufacture, license and sale of all products in production, except for such Proprietary Rights, the absence of which would not result in a Parent Material Adverse Effect.

(b) Parent has not received any written notice alleging, or to the Knowledge of Parent, Parent is not affected by (A) the invalidity with respect to any of the Proprietary Rights owned by Parent or (B) alleged infringement, misappropriation or breach, of any rights of others, which invalidity, infringement, misappropriation or breach would result in a Parent Material Adverse Effect. To the Knowledge of Parent, neither Parent’s past nor present use of Proprietary Rights infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other Person anywhere in the world in any manner that would have a Parent Material Adverse Effect. No Person has notified Parent in writing that it is claiming any ownership of or right to use any Proprietary Rights which Parent purports to own, which claim would have a Parent Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company. Except as otherwise consented to in writing by Parent (which consent Parent may grant or withhold in its sole discretion, although, any such decision may not be unreasonably delayed) during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice, use its reasonable best efforts to preserve substantially intact its current business organization, keep available the services of its current officers, directors, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, distributors, licensors, licensees, development partners, and others having significant business dealings with it and not take any actions that would adversely affect its ability to consummate the Merger or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise consented to in writing by Parent (which decision to consent may not be unreasonably delayed) and except as provided in Section 5.1 of the Company Disclosure Schedule (or another section or sections of such Disclosure Schedule where the relevance of such disclosures is readily apparent from the text of such disclosure), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)(i) purchase, otherwise acquire, or agree to purchase or otherwise acquire any shares of its capital stock or declare, set aside, pay or incur any obligation to pay, any dividends on, or declare, make, or incur any obligation to make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any Equity Interests of the Company or such Subsidiary, except for the repurchase of Common Stock from employees, directors, consultants or contractors in connection with the termination of services in accordance with the terms of existing repurchase rights;

(b) authorize for issuance, issue (except pursuant to Options outstanding as of the date of this Agreement), commit to issue (except pursuant to a new hire stock option grant to an East Coast account manager to be hired after the date hereof on terms consistent with past practice), deliver, sell, pledge or otherwise encumber any Equity Interest of the Company or such Subsidiary;

(c) amend the Certificate of Incorporation or By-Laws;

(d) become party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(e) sell, transfer, lease to a third party, license to a third party, pledge, mortgage, encumber, or otherwise abandon or dispose of, or agree to sell, transfer, lease to a third party, license to a third party, pledge, mortgage, encumber or otherwise dispose of or abandon, any material portion of any material property (including intellectual property and other intangible property, real, personal or mixed), except in the ordinary course of business;

(f)(i) incur any Indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible for the obligation of any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or such Subsidiary, assume, guarantee, endorse or otherwise become responsible for the obligation of any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and other than pursuant to equipment lease financing not to exceed $25,000, in the aggregate, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than any European Subsidiary of the Company in accordance with past practice or temporary loans to the Company’s Japanese Subsidiary in connection with sales to Japanese customers in accordance with past practice, or (iii) cancel, release or assign any indebtedness owed to it or any claims or rights held to it;

(g) make or agree to make any capital expenditures, except such capital expenditures as do not exceed $10,000 individually and $25,000 in the aggregate; or acquire or agree to acquire any other assets, other than inventory and supplies in the ordinary course of business consistent with past practice;

(h)(i) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice, (ii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, (iii) waive, release, assign, settle or compromise any litigation or claim other than waivers, releases, assignments, settlements or compromises of litigation or claims that do not relate to this Agreement or the Merger or other transactions contemplated by this Agreement and do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $10,000 individually or $25,000 in the aggregate, or (iv) commence a lawsuit other than in the ordinary course of business for the routine collection of bills;

(i) authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other Person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities, any material change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

(j) amend any Material Contract or enter into any Contract that would have been a Material Contract if entered into prior to the date hereof (other than sales Contracts entered into in the ordinary course of business, unless such Contracts grant rights to source code or technical designs or establish a technology escrow);

(k) change any accounting methods, principles or practices used by it, except as required by GAAP or by any Law or Governmental Authority;

(l) transfer to any Person any rights to its Proprietary Rights, except pursuant to licenses entered into in the ordinary courses of business consistent with past practice;

(m) fail to maintain each and every Company Permit the lack of which would have Company Material Adverse Effect;

(n) make or change any material Tax election, settle or compromise any material claim, notice, audit, report or assessment with respect to any federal, state, local or foreign Tax liability, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material amendment to any material Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(o)(i) adopt or amend (except as may be required by law) any Company or Subsidiary plan or any other bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or (ii) increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement, in the case of clause (ii) other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice;

(p) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice;

(q) grant any new or modified change in control, incentive, severance, indemnification or termination arrangement or increase or accelerate any benefits payable under its change in control, incentive, severance, indemnification or termination pay policies in effect on the date hereof;

(r) revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Company Balance Sheet, except in conjunction with quarter-end procedures consistent with past practice;

(s) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

(u) suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs, trials or other such activities;

(v) do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice; or

(w) directly or indirectly authorize, or commit or agree to take, or otherwise permit to occur, any of the foregoing actions.

Notwithstanding any provision in this Article V to the contrary, the Company shall be permitted to pay a cash dividend, on or prior to the Effective Time, in an amount equal to the amount of all accrued and unpaid dividends due on the Series C Preferred Stock as of the Effective Time (assuming such dividend were not paid prior thereto) in accordance with the terms of the Certificate of Incorporation.

Section 5.2 Interim Operations of Parent. Except as otherwise consented to in writing by the Company (which consent the Company may grant or withhold in its sole discretion, although, any such decision may not be unreasonably delayed) during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall cause each of its Subsidiaries not to:

(a) purchase, otherwise acquire, or agree to purchase or otherwise acquire any shares of its capital stock or declare, set aside, pay or incur any obligation to pay, any dividends on, or declare, make, or incur any obligation to make any other distributions in respect of, any of its share capital, in each case involving amounts that, individually or in the aggregate, total more than $2,000,000;

(b) amend Parent’s Memorandum of Association or Articles of Association in a manner that materially adversely affects the rights or market value of Ordinary Shares;

(c) become the acquiring party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction that is reasonably likely to cause a significant delay to the Merger; and

(d) directly or indirectly authorize, or commit or agree to take, or otherwise permit to occur, any of the foregoing actions.

Section 5.3 No Solicitation. The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and shall not authorize or knowingly permit any of its Subsidiaries’ officers, directors, agents, representatives or advisors to, (a) solicit, initiate, encourage or otherwise facilitate the submission of inquiries, proposals or offers from any Person (other than Merger Sub or Parent) relating to (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company or of over 15% of any class of equity securities of the Company, or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving the Company, or sale in any transaction or series of related transactions of more than 25% of the consolidated assets of the Company (collectively, “Transaction Proposals”), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any actual or potential Transaction Proposal (other than with Merger Sub or Parent), or furnish to any other Person (other than Merger Sub or Parent), any non-public information with respect to its business, properties or assets in connection with any actual or potential Transaction Proposal, or otherwise knowingly assist or participate in, cooperate with, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub or Parent) to do or seek any of the foregoing, in each case, without the prior written consent of Parent. The Company will immediately cease and not authorize or knowingly permit its advisors, agents and other intermediaries to continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any actual or potential Transaction Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

Section 5.4 Access to Information; Confidentiality. The Company shall, and shall cause its and its Subsidiaries’ officers, employees, directors, stockholders, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall, and shall cause its and its Subsidiaries’ officers, employees and representatives to, furnish or make available promptly to Parent all information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Each of the Company and Parent will hold, and will cause their respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information with respect to the other party in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated July 31, 2003, between the Company and Verisity Ltd. (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. Notwithstanding anything herein to the contrary, the parties to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earlier of (x) the date of the public announcement of discussions relating to the Merger and the transactions contemplated by this Agreement, (y) the date of the public announcement of the Merger and the transactions contemplated by this Agreement, or (z) the date of the execution of any agreement to enter into the Merger and the transactions contemplated by this Agreement and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. The parties to this Agreement acknowledge and recognize that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Merger and the transactions contemplated by this Agreement, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not affected by the preceding sentence.

Section 5.5 Fairness Hearing. As promptly as practicable after the execution of this Agreement, Parent shall, with the cooperation of the Company, prepare and file with the California Department of Corporations an application for a fairness hearing with respect to the Ordinary Shares issuable hereunder to be qualified for transfer under the California Corporate Securities Law of 1968, as amended, and the issuance of such Ordinary Shares to be exempt from registration under Section 3(a)(10) of the Securities Act (such qualification, the “Fairness Approval”). The Company shall, and shall cause its Representatives to, fully cooperate with Parent and its Representatives in the preparation of the filing, and shall, upon request, furnish Parent with all information concerning it and its Affiliates, directors, officers and Stockholders as Parent may reasonably request in connection with the filing and any requests from the California Department of Corporations in connection therewith. If it is reasonably determined by Parent that the Fairness Approval cannot be obtained, or cannot reasonably be expected to be obtained, without significant delay, expense, uncertainty or other significant burden or detriment to Parent, then Parent and the Company shall take such steps as are reasonably necessary to cause such Ordinary Shares to be exempt from registration under Section 4(2) of the Securities Act.

Section 5.6 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation (a) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the Merger and transactions contemplated by this Agreement, including without limitation (i) promptly preparing a Premerger Notification in accordance with the HSR Act, complying with any requests for additional information, and obtaining termination of the waiting period thereunder as promptly as practicably, and (ii) filing a notice pursuant to Exon-Florio, and (b) defending any lawsuits or other proceedings challenging this Agreement. The Company further agrees to use reasonable best efforts to assist and cooperate with Parent with regard to such presentations to and discussions with investors, analysts and other constituencies, in compliance with applicable Laws, as Parent shall determine is appropriate or advisable.

Section 5.7 Public Announcements. The Company will not issue any press release or public statement with respect to the Merger and the other transactions contemplated by this Agreement without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Parent will not issue any press release with respect to the Merger and the other transactions contemplated by this Agreement unless (a) in the case of any press release that is required by applicable Law or applicable rule of The Nasdaq Stock Market, Parent shall have consulted in good faith with the Company prior to the issuance thereof, and (ii) in the case of any other press release, such press release shall be reasonably acceptable to the Company.

Section 5.8 Benefit Matters. (a) At the Effective Time, the Company Stock Plan and each then outstanding Option, whether vested or unvested, will be assumed by Parent and become and represent an option to acquire, on the same terms and conditions (including, without limitation, vesting provisions and repurchase provisions regarding any shares of restricted stock) as were applicable to such Option prior to the Effective Time, a number of Ordinary Shares (rounded down to the nearest whole number) determined by multiplying (i) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time by (ii) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price per share of Common Stock subject to such Option immediately prior to the Effective Time, divided by the Option Exchange Ratio. It is the intention of the parties hereto that each Option so assumed by Parent will, to the extent permitted by applicable Laws, qualify as an “incentive stock option” within the meaning of Section 422 of the Code to the extent such Option qualified as such immediately prior to the Effective Time. As soon as practicable after the Effective Time, Parent will deliver to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Option, an instrument evidencing the assumption of such Option by Parent as provided in this Section 5.8(a). Parent will take all corporate action necessary to reserve for issuance a sufficient number of Ordinary Shares for delivery upon exercise of Options assumed by Parent pursuant to this Section 5.8(a). Parent will use reasonable best efforts to cause the issuance of Ordinary Shares issuable upon exercise of any Options to have been registered as promptly as reasonably practicable, and in any event within five (5) days, following the Effective Time pursuant to an effective registration statement on Form S-8 under the Securities Act and to maintain the effectiveness of such registration statement thereafter for so long as any of such Options remain outstanding.

(b) Unless Parent and the Company agree otherwise in writing, the Company Board shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Company Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Company Plan, a “Company 401(k) Plan”). At the Closing, the Company shall provide Parent (i) executed resolutions of the Company Board authorizing such termination and (ii) an executed amendment to each such Company 401(k) Plan sufficient to assure material compliance with all applicable requirements of the Code and regulations thereunder.

(c) Each Company employee that is hired by Parent or Merger Sub (each, a “Transferred Employee”) will be eligible to participate in Parent’s or Merger Sub’s, as applicable, benefits programs to the same extent as similarly situated employees of Parent or Merger Sub. Parent agrees that, for purposes of all employee benefit plans (including, but not limited to, all employee benefit plans within the meaning of Section 3(3) of ERISA, any and all equity-based plans (presently or hereinafter established) and any and all policies and employee fringe benefit programs (including vacation and severance policies) of Parent and Merger Sub (such plans, programs, policies and arrangements, the “Parent Plans”) in which Employees shall participate on and after their first day of employment with Parent or Merger Sub, as applicable, under which such employee’s eligibility or benefit depends, in whole or in part, on length of service, credit will be given to such Transferred Employees for service previously credited with the Company prior to the Effective Time; provided, that such crediting of service does not result in duplication of benefits; provided, further, that such crediting of service shall not be given for benefit accrual purposes under any Parent Plan that is a “defined benefit plan” within the meaning of ERISA or similar statutes applicable in any jurisdiction other than the United States. Transferred Employees shall also be given credit for any deductible or co-payment amounts paid (under an analogous Company employee benefits plan) in respect of the plan year in which the Effective Time occurs, to the extent that, following the first day of employment with Parent or Merger Sub, as applicable, such Transferred Employees become eligible to participate in any Parent Plan that is a welfare benefit plan. Parent shall permit the transfer of Transferred Employees’ election and current account balances from the flexible spending arrangement plan of the Company to the flexible spending arrangement plan of Parent or Merger Sub, if any. Parent shall also cause each Parent Plan to waive to the extent waived under the applicable plans of the Company (i) any pre-existing condition or other restriction under the Parent Plans or (ii) any waiting period limitation that would otherwise be applicable to Transferred Employees on or after the start date under the Parent Plans.

Section 5.9 Tax-Free Reorganization Treatment. (a) The parties intend, if the Second Step Merger is consummated, that the First and Second Step Mergers be treated as one integrated transaction as a merger, qualifying as a reorganization under Section 368(a) of the Code and for this Agreement to constitute a “plan of reorganization” within the meaning of Section 368 Treasury Regulations Section 1.368-2(g). However, except as set forth herein, neither Parent nor the Company makes any representation or warranty to the other or to any Stockholder regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code. Each of the Company and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the First and Second Step Mergers and the other transactions contemplated by this Agreement.

(b) If the Tax Opinions are delivered pursuant to Section 1.7, each of the Company, Merger Sub and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.10 Purchaser Representative. Unless the Fairness Approval is obtained, Parent and the Company shall assist the Purchaser Representative (such Person, who shall be reasonably acceptable to Parent, the “Purchaser Representative”) in serving in his capacity as “purchaser representative” for the purposes of the Securities Act and the rules and regulations promulgated thereunder and “professional advisor” within the meaning of Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules and regulations promulgated thereunder.

Section 5.11 Other Actions. (a) Neither the Company nor Parent shall, nor permit their respective Subsidiaries to, (a) intentionally take any action that would or reasonably might be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied. The Company and Parent shall promptly advise the other party orally and in writing of any event which could reasonably be expected to cause the conditions set forth in Article VI not being satisfied.

(b) The Company agrees to update Section 3.24(a) of the Company Disclosure Schedule prior to Closing in the event that any Person not listed thereon becomes an Affiliate of the Company prior to Closing. The Company agrees to use reasonable best efforts to cause each Person listed on, or added to, such Section of the Company Disclosure Schedule to execute and deliver to Parent prior to Closing an Affiliate Letter.

(c) The Company agrees to use reasonable best efforts to cause, and to assist Parent in causing, each holder of one or more Options to execute a written consent, waiver and/or acknowledgment acknowledging that the consummation of the Merger and the transactions contemplated by this Agreement will not constitute an event thereunder that will or may result in any acceleration or vesting of exercisability with respect to any such Option and covering such other matters as are set forth on Schedule 5.11(c).

Section 5.12 Tax Matters.

(a) Certain Taxes. All transfer, documentary, sales, use, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Stockholders; provided, however, any stamp taxes (including Israeli stamp duty) incurred in connection with this Agreement shall be borne equally by Parent and the Stockholders (such amount to be borne by the Company, the “Company Stamp Tax Amount,” and such amount to be borne by Parent, the “Parent Stamp Tax Amount”). The Stockholders and the Company shall have provided Parent with (i) evidence satisfactory to Parent that such Transfer Taxes have been paid by the Stockholders and (ii) a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Parent of any obligation to withhold any portion of the payments to the Stockholders pursuant to this Agreement; provided, further, if Parent determines that Israeli stamp duties are not due or payable with respect to any Ordinary Shares issuable hereunder, Parent shall refund to the Stockholders, based on each Stockholder’s Ownership Percentage Interest, the portion of the Company Stamp Tax Amount withheld at Closing that is attributable to such Ordinary Shares no later than the earlier of (i) three (3) business days after such date of determination and (ii) thirty (30) days after issue of such Ordinary Shares.

(b) FIRPTA Certificate. The Company shall deliver to Parent at or prior to the Closing a certificate, in the form attached hereto as Exhibit C, duly executed and acknowledged, certifying the facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

(c) Forms W-9. The Company shall include in a written communication with the Stockholders (e.g. a letter of transmittal) a request that at or prior to the Closing, each Stockholder shall deliver to Parent a properly completed IRS Form W-9 (or suitable substitute form) establishing an exemption from backup withholding.

(d) Carrybacks. The parties agree and acknowledge that any net operating losses or similar Tax attribute of the Company or any Subsidiary is an asset of the Company or the Subsidiary, as the case may be, that (subject to any applicable limitations imposed by law) is being acquired by Parent pursuant to the Merger, and that neither the Company nor any Subsidiary shall elect to carryback any such Tax attributes to prior years of the Company or the Subsidiary, as the case may be, or otherwise act so as to limit the ability of Parent to use such attributes subsequent to the Merger.

Section 5.13 Employee Incentive Pool. Parent agrees to establish an Employee Incentive Pool (the “Employee Incentive Pool”) under which a group of up to twenty (20) employees of the Company, as agreed by the Company and Parent, shall be entitled to receive Ordinary Shares (the “Retention Stock”) having an aggregate value of $2,000,000 (based on the Closing Price). The Retention Stock shall become fully vested on the date that is eighteen (18) months after the Closing Date for each such employee who then continues to be employed by the Company (or any successor company); provided, however, in the event that any such employee voluntarily terminates employment with the Surviving Company following any Constructive Termination Event and such voluntary termination occurs (a) during the first six months following Closing, one-third of such employee’s Retention Stock shall become fully vested, (b) during the next succeeding six month period following Closing, two-thirds of such employee’s Retention Stock shall become fully vested, or (c) during the next succeeding six month period following Closing, all of such employee’s Retention Stock shall become fully vested.

Section 5.14 Indemnification. (a) Parent shall take such steps as are reasonably necessary to cause the Surviving Company to comply with and perform the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the By-laws or any indemnification agreement between such director or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligation shall survive the Merger and shall continue in full force and effect for a period of not less than six years from and after the Effective Time. The provisions of this Section 5.14 are intended to be for the benefit of, and will be enforceable by, each indemnified party hereunder. Notwithstanding the foregoing, a payment made to satisfy a Stockholder’s indemnification obligations pursuant to Section 7.2 hereof shall not be recoverable by such Stockholder in its capacity, or the capacity of any Affiliate or representative of such stockholder, as a current or former officer or director of the Company pursuant to this Section 5.14.

(b) Parent will not, nor will Parent permit the Surviving Corporation to merge or consolidate with any other Person or sell all or substantially all of Parent’s or such subsidiary’s assets unless Parent or the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 5.14.

Section 5.15 Tax Opinions. (a) If Parent and the Company each receive a tax opinion from Latham & Watkins, LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, dated as of the Effective Time to the effect that if the First Step Merger is combined with the Second Step Merger (assuming completion of the Second Step Merger within sixty (60) days after the Effective Time) the combined mergers are, for federal income tax purposes, at least “more likely than not” to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the code (the “Tax Opinions”), then Parent shall within sixty (60) days cause the surviving company to effect and complete the Second Step Merger. In the event that either Parent or the Company does not receive the opinion of its tax counsel referred to in the immediately preceding sentence, such opinion nevertheless shall be deemed to have been received if counsel to the other party delivers its opinion to both parties.

(b) Parent and the Company shall provide appropriate tax representation certificates as is customary for a transaction of this type to both above referenced tax counsel as such counsel reasonably request.

Section 5.16 Parent Board Composition. Parent agrees to take all steps reasonably necessary or advisable to ensure that, at and following the Effective Time, the Board of Directors of Parent shall include one of the four persons listed on Schedule 5.16, as agreed by Parent and the Company, which individual shall serve on Parent’s Board of Directors until the earlier of his or her resignation or removal or until his or her successor is duly elected or qualified, as the case may be; provided, that, to the extent required under Israeli law, such director will not receive any remuneration nor other benefits (regardless of whether or not such remuneration or other benefits are granted to other directors of Parent), unless and until such director’s terms of service shall have been duly approved by Parent’s shareholders.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Required Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, the review and investigation under Exon-Florio shall have been terminated and the President shall have taken no action authorized thereunder, the approval of the Investment Center of the Ministry of Industry and Commerce of the State of Israel shall have been obtained, and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect or to provide a reasonable basis to conclude that the parties hereto or any of their Affiliates or respective directors, officers, agents, advisors or other representative would be subject to the risk of criminal or material financial liability.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c) Fairness Approval. Either the Fairness Approval shall have been obtained, or Parent shall have delivered to the Company the written advice set forth in Section 5.5 hereof.

(d) Escrow Agreement. The Securityholder Agent, the Escrow Agent and Parent shall have negotiated, executed and delivered the Escrow Agreement, which shall contain such terms and conditions as are reasonably satisfactory to each such party.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct only as of such date), except in each case, or in the aggregate, as has not had a Company Material Adverse Effect; provided, however, for purposes of determining whether such representations and warranties were true and correct as of the date hereof, or are true and correct as of the Closing Date, all “materiality”, “Company Material Adverse Effect” and other similar qualifications, and “knowledge”, “Knowledge of the Company” and other similar qualifications, contained therein shall be disregarded and given no effect. The representations and warranties of the Company contained in Sections 3.2, 3.3, 3.10, 3.11, 3.13, 3.14, 3.16, 3.18, 3.19, 3.21 and 3.24 of this Agreement that are qualified by materiality shall be true and correct (except for (i) those representations and warranties contained in Section 3.19 and (ii) the representations and warranties in Sections 3.2, 3.3, 3.10, 3.11, 3.13, 3.14, 3.16, 3.18, 3.21 and 3.24, to the extent only that such representations and warranties incorporate or relate to representations made in Section 3.19, which, in each such case, shall be true and correct to the Knowledge of the Company), and the representations and warranties of the Company contained in Sections 3.2, 3.3, 3.10, 3.11, 3.13, 3.14, 3.16, 3.18, 3.19, 3.21 and 3.24 of this Agreement that are not qualified by materiality shall be true and correct in all material respects (except for (i) those representations and warranties contained in Section 3.19 and (ii) the representations and warranties in Sections 3.2, 3.3, 3.10, 3.11, 3.13, 3.14, 3.16, 3.18, 3.21 and 3.24, to the extent only that such representations and warranties incorporate or relate to representations made in Section 3.19, which, in each such case, shall be true and correct in all material respects to the Knowledge of the Company), in each case as of the date hereof (except those representations and warranties that address matters only as of a particular date, which shall be true and correct only as of such date). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect set forth in this Section 6.2(a).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided, however, for purposes of determining performance of Section 5.1(w), the Company shall have performed its obligations thereunder in all respects, except in each case, or in the aggregate, as has not had a Company Material Adverse Effect; provided, further, for purposes of the previous proviso, the “materiality” qualification in such covenant shall be disregarded and given no effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect set forth in this Section 6.2(b).

(c) Stockholder Approval. This Agreement and consummation by the Company of the Merger and transactions contemplated by this Agreement shall have been duly approved by the requisite vote of the Stockholders.

(d) Legal Opinion. Parent shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to the Company, in substantially the form attached as Exhibit D.

(e) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred any event that has had a Company Material Adverse Effect.

(f) Consents, etc. Parent and Merger Sub shall have received evidence, in form and substance reasonably satisfactory to it, that the licenses, permits, consents, approvals, authorizations, qualifications and orders set forth in Schedule 6.2(f) have been obtained.

(g) Resignation of Directors. Parent and Merger Sub shall have received a written resignation from each of the directors of the Company, effective as of the Effective Time.

(h) Releases. Stockholders holding not less than 90% of the Common Stock issued and outstanding, assuming conversion of all Preferred Stock, shall have executed and delivered a release in substantially the form attached hereto as Exhibit E;

(i) Stock Purchase Agreement and Questionnaire. Unless the Fairness Approval has been obtained, either (i) each of the Stockholders shall have executed and delivered a Stock Purchase Agreement and Questionnaire in substantially the form attached hereto as Exhibit F, or (ii) Parent shall otherwise be satisfied in good faith, based on such factors as it determines important in its sole discretion, that the offering of Ordinary Shares hereunder shall be exempt from registration under Section 4(2) of the Securities Act;

(j) Purchaser Representative Letter. Unless the Fairness Approval has been obtained, Parent shall have received a letter executed by the Purchaser Representative in substantially the form attached hereto as Exhibit G;

(k) Dissenters. The Company shall have set a record date (the “Record Date”) and given notice pursuant to Section 262(d)(2) of the DGCL with respect to the Merger and, unless the holders of greater than 90% of the Common Stock issued and outstanding, assuming conversion of all Preferred Stock, have voted or given written consent in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, the period during which holders of Common Stock may assert rights under Section 262(d)(2) of the DGCL and Chapter 13 of the CGCL shall have ended and the Appraisal Shares outstanding in respect of which the holder thereof has not forfeited, lost or withdrawn his or her right to have the Company repurchase such shares pursuant to Section 262 of the DGCL or Chapter 13 of the CGCL shall be of a number and type as would not, if they were not Appraisal Shares, be entitled to receive in excess of 10% of the aggregate Merger Consideration deliverable hereunder.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct only as of such date), except in each case, or in the aggregate, as has not had a Parent Material Adverse Effect; provided, however, for purposes of determining whether such representations and warranties were true and correct as of the date hereof, or are true and correct as of the Closing Date, all “materiality”, “Parent Material Adverse Effect” and other similar qualifications, and “knowledge”, “Knowledge of Parent” and other similar qualifications, contained therein shall be disregarded and given no effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this Section 6.3(a).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this Section 6.3(b).

(c) Registration Rights Agreement. Unless the Fairness Approval has been obtained, Parent shall have executed and delivered the Registration Rights Agreement in substantially the form attached hereto as Exhibit H;

(d) Legal Opinion. The Company shall have received a legal opinion from Salinger & Co. Advocates, special Israeli legal counsel to Parent, in substantially the form attached as Exhibit I.

(e) Employee Incentive Pool. Parent shall have duly authorized and established the Employee Incentive Pool.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1 Survival. The representations and warranties of the Company in this Agreement shall survive until the first anniversary of the Closing Date, and thereafter shall be of no further force or effect; provided, however, that only with respect to the payment or failure to pay amounts specified in Schedule 7.1, the representations and warranties shall survive and continue until the expiration of the applicable statute of limitation. The representations and warranties of Parent and Merger Sub in this Agreement shall survive until the first anniversary of the Closing Date and thereafter shall be of no further force or effect. Except as set forth herein, all of the covenants, agreements and obligations of the parties hereto shall survive the Closing indefinitely (or for such shorter period as is permitted under applicable Law). Anything herein to the contrary notwithstanding, any claim for indemnification that is asserted by written notice which notice shall specify in reasonable detail the facts upon which such claim is made as provided in this Article VII within the survival period shall survive until resolved pursuant to a final nonappealable judicial determination or otherwise in accordance with the terms of this Agreement. The right to indemnification or other remedy hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired at any time (whether before or after execution and delivery of this Agreement), with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenants or obligation. The occurrence of the Closing shall not be deemed to constitute waiver of, or evidence of a waiver of, any rights a party may have with respect to any breach of this Agreement that occurred prior to, or occurs contemporaneously with, Closing.

Section 7.2 Indemnification.

(a) Agreement of Stockholders to Indemnify. From and after the Closing, the Stockholders, severally and not jointly, and (subject to the proviso in Section 7.2(c)(ii)) only to the extent of the Escrow Amount, shall indemnify and hold harmless Parent and its Affiliates, and their respective officers, directors, employees and agents (the “Indemnified Parties”), from and against any and all losses, claims, liabilities, obligations, fines, penalties, damages and expenses, including reasonable attorneys’ fees, whether or not arising out of third-party claims and including all amounts paid in investigations, defense or settlement of the foregoing, but excluding consequential, punitive or special damages (collectively, “Losses”), relating to or arising out of (i) any breach of any of the representations or warranties made by the Company in this Agreement, (ii) the failure of the Company to perform any of its covenants or agreements contained herein, (iii) any claim by any Person (other than Credit Suisse First Boston LLC) for brokerage or finder’s fees or commissions or similar payments based on any agreement or understanding with or on behalf of the Company in connection with the Merger, (iv) those matters set forth in Schedule 7.1, or (v) the operation and/or administration of the Company Stock Plan prior to Closing.

(b) Procedures Relating to Indemnification. (i) An Indemnified Party shall give prompt written notice to the Securityholder Agent (as defined in Section 7.3), as agent for the Stockholders, with a copy to the Escrow Agent of any claim or event known to it which gives rise or, in its reasonable judgment, may give rise, to a claim for indemnification hereunder by the Indemnified Party against the Stockholders; provided, however, the failure of any Indemnified Party to give notice as provided in this Section 7.2(b) shall not relieve the Stockholders of their obligations under this Article VII, except to the extent that such failure has materially prejudiced the rights of the Stockholders. In the case of any claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought by any Person who is not a party to this Agreement (a “Third-Party Claim”), the Indemnified Party shall also give the Securityholder Agent, as agent for the Stockholders, copies of any written claims, process or legal pleadings with respect to such Third-Party Claim promptly after such documents are received by the Indemnified Party.

(ii) Except as otherwise provided in paragraph (b)(iii) below, the Indemnified Party shall be entitled to control the defense of any Third-Party Claim; provided, however, the Securityholder Agent, as agent for the Stockholders, may elect, at the Stockholders’ cost and expense, (A) to control the defense of any Third-Party Claim for monetary damages only and involving an amount not in excess of $7,500,000, and (B) to participate in any Third-Party Claim provided, further, neither the Securityholder Agent nor any Stockholder shall take any action with respect to such Third-Party Claim before notifying each Indemnified Party involved. If the Securityholder Agent, as agent for the Stockholders, elects to control or participate in a Third-Party Claim in accordance with the previous sentence, the Securityholder Agent shall, within 30 days of its receipt of the notice provided pursuant to Section 7.2(b)(i) hereof (or sooner, if the nature of such Third-Party Claim so requires and Parent provides reasonable notice of such Third-Party Claim), notify the related Indemnified Party of its intent to do so. The Securityholder Agent and each Stockholder on the one hand, and Parent on the other hand, shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Stockholders shall be responsible for the payment of each Indemnified Party’s costs and expenses incurred in connection with such cooperation, and such expenses shall constitute Losses incurred or suffered by Parent within the meaning of this Section 7.2. The Indemnified Party shall not consent to entry of any judgment or enter into any settlement without the prior written consent of the Securityholder Agent, as agent for the Stockholders, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) If the Indemnified Party elects not to compromise or defend against a Third-Party Claim, the Securityholder Agent, on behalf of the Stockholders may defend such Third-Party Claim at the Stockholders’ own cost and expense. The Securityholder Agent shall, within thirty days (or sooner, if the nature of such Third-Party Claim so requires and Parent provides reasonable notice of such Third-Party Claim), deliver written acknowledgment to the Indemnified Party of its election to defend such Third-Party Claim, and such Indemnified Party shall reasonably cooperate in the compromise of, or defense against, such Third-Party Claim. The Stockholders shall be responsible for the payment of the Indemnified Parties’ costs and expenses incurred in connection with such cooperation, and such costs and expenses shall constitute Losses incurred or suffered by Parent within the meaning of this Section 7.2. Neither the Securityholder Agent nor any Stockholder shall consent to entry of any judgment or enter into any settlement without the prior written consent of each affected Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such judgment or settlement provides solely for money Losses or other money payments for which such Indemnified Party is entitled to indemnification hereunder in an amount of less than $250,000 and includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such Third-Party Claim; provided, however, the Securityholder Agent shall not be entitled to settle any claim, action, suit or proceeding brought by a Taxing authority in respect of Taxes that would have the effect of materially decreasing the Company’s deductions for credits or materially increasing the Company’s taxable income for any taxable year or period subsequent to the Closing Date without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. After written acknowledgment from the Securityholder Agent, as agent for the Stockholders, to an Indemnified Party of its election to assume the defense of a Third-Party Claim pursuant to (ii) or (iii), the Stockholders shall not be liable to such Indemnified Party under this Article VII for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, the Indemnified Parties shall have the right to employ separate counsel of their choice to represent all Indemnified Parties if, in such Indemnified Parties’ reasonable judgment, a conflict of interest between such Indemnified Parties and the Stockholders may exist in respect of such claim, and in that event the reasonable fees and expenses of no more than one separate counsel (in addition to any local counsel) shall be the responsibility of the Stockholders (and shall constitute Losses incurred or suffered by Parent within the meaning of this Section 7.2).

(c) Limitations on Indemnification. (i) The Stockholders shall have no obligation to indemnify the Parent Indemnified Parties for any Losses relating to or arising out of any matter described in Section 7.2(a)(i) hereof, unless and until the Parent Indemnified Parties shall have suffered or incurred Losses in excess of the aggregate amount of $1,000,000, at which point the Stockholders shall indemnify the Parent Indemnified Parties for all such Losses, including such $1,000,000; provided, however, for purposes of calculating such $1,000,000 aggregate amount, only claims of $50,000 or more (except for claims relating to breach of Section 3.13(g), for which this proviso shall not apply) shall be included in the calculation.

(ii) Indemnification provided for in this Article VII shall be the sole and exclusive remedy, and the Escrow Amount shall be the sole and exclusive recourse, of the Indemnified Parties for any Losses arising in connection with the transactions contemplated hereby; provided, however, that this Section 7.2(c)(ii) shall not apply with respect to, and this Article VII shall in no way limit the remedies of Parent, its Affiliates and their respective officers, directors, employees and agents against the Stockholders with respect to, any Losses arising from (v) any act of fraud by the Company, (w) any willful breach by the Company of any representation, warranty or covenant made by the Company, (x) any breach by the Company of a representation or warranty of which the Company had knowledge at any time prior to the date on which such representation was made, (y) any amounts specified in Schedule 7.1 and (z) Losses pursuant to Section 7.2(a)(v).

(iii) The indemnification obligations of the Stockholders pursuant to this Article VII shall be several, and not joint, in proportion to their respective Ownership Percentage Interests as set forth on the Closing Stockholder and Expense Schedule referred to in Section 2.1(g).

(d) Knowledge. The right to indemnification, payment of Losses or other remedy based on any representation, warranty, covenant or agreement herein shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

(e) Essential Terms and Conditions. The terms and conditions of this Article VII constitute essential terms and conditions of this Agreement and the Merger, and approval of the Merger by the Stockholders shall constitute the express agreement of each Stockholder with respect to (i) the obligations of the Stockholders pursuant to this Article VII and (ii) the appointment of Summit Ventures VI-A, L.P. to act as Securityholder Agent pursuant to Section 7.3 and the terms of the Escrow Agreement. Without limitation of the foregoing, as an essential term of this Agreement and the Merger, the Stockholders acknowledge that their indemnification obligations are solely in their capacity as former stockholders of the Company, and, accordingly, a payment made to satisfy a Stockholder’s obligation to indemnify any Indemnified Party pursuant to this Section 7.2 shall not be recoverable by such Stockholder or any Affiliate or representative of such Stockholder in its capacity as a current or former officer, director, employee or agent of the Company to be entitled to any indemnification from the Company pursuant to the Certificate of Incorporation, the By-laws or any agreement with the Company.

Section 7.3 Securityholder Agent. (a) Designation of Securityholder Agent. In order to administer the transactions contemplated by this Agreement and the Escrow Agreement, including the indemnification obligations of the Stockholders under this Article VII, the Stockholders hereby designate and appoint Summit Ventures VI-A, L.P. as their sole and exclusive representative for purposes of this Agreement and the Escrow Agreement and as attorneys-in-fact and agent for and on behalf of each Stockholder (in such capacity, the “Securityholder Agent”), and Summit Ventures VI-A, L.P. accepts such appointment as Securityholder Agent.

(b) Scope of Authority. The Stockholders hereby authorize the Securityholder Agent to represent the Stockholders, and their successors, with respect to all matters arising under this Agreement and the Escrow Agreement, including without limitation, (i) to take all action necessary in connection with the indemnification obligations of the Stockholders under this Article VII, including the defense or settlement of any claims and the making of payments with respect thereto, (ii) to give and receive all notices required to be given by or to any Stockholder under this Agreement and the Escrow Agreement, (iii) to execute the Escrow Agreement for and on behalf of the Stockholders, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the Securityholder Agent pursuant to this Agreement and the Escrow Agreement.

(c) Inability to Perform. In the event that Summit Ventures VI-A, L.P. or any substitute Securityholder Agent dies, becomes unable to perform his responsibilities as Securityholder Agent or resigns from such position, the Stockholders having an aggregate Ownership Percentage Interest as set forth on the Closing Stockholder and Expense Schedule referred to in Section 2.1(g) greater than 50% shall select another representative to fill such vacancy and such substituted Securityholder Agent shall be deemed to be the Securityholder Agent for all purposes of this Agreement and the Escrow Agreement.

(d) Decisions of Securityholder Agent. All decisions and actions by the Securityholder Agent, including without limitation any agreement between the Securityholder Agent and Parent or the Escrow Agent relating to indemnification obligations of the Stockholders under this Article VII, including the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all of the Stockholders, and no Stockholders shall have the right to object, dissent, protest or otherwise contest the same. The Securityholder Agent shall incur no liability to the Stockholders with respect to any action taken or suffered by the Securityholder Agent in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Stockholders under this Article VII, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Securityholder Agent’s own willful misconduct or gross negligence. The Securityholder Agent may, in all questions arising under this Agreement or the Escrow Agreement rely on the advice of counsel, and shall not be liable to the Stockholders for anything done, omitted or suffered in good faith by the Securityholder Agent. The Stockholders shall severally indemnify the Securityholder Agent and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of his or her duties hereunder.

(e) Reliance by Parent and Escrow Agent. Parent and the Escrow Agent shall be able to rely conclusively on the instructions and decisions of the Securityholder Agent with respect to the indemnification obligations of the Stockholders under this Article VII, including the defense or settlement of any claims or the making of payments with respect thereto, or as to any other actions required or permitted to be taken by the Securityholder Agent hereunder, and no party hereunder shall have any cause of action against Parent or the Escrow Agent to the extent Parent or the Escrow Agent has relied upon the instructions or decisions of the Securityholder Agent.

(f) Expenses of Securityholder Agent. The Stockholders acknowledge and agree that the Securityholder Agent may incur costs and expenses on behalf of the Stockholders in his or her capacity as Securityholder Agent (“Agent Expenses”). Each of the Stockholders, and Parent agree, severally and not jointly, to pay the Securityholder Agent, promptly upon demand by the Securityholder Agent therefor, a percentage of any Agent Expenses equal to (i) in the case of the Stockholders, fifty percent (50%) of the Agent Expenses, allocated, as among the Stockholders, in proportion to their respective Ownership Percentage Interests and (ii) in the case of Parent, fifty percent (50%) of the Agent Expenses; provided, however, that Parent shall not be required to pay, in the aggregate, Agent Expenses in an amount in excess of $20,000; provided, further, that the Escrow Amount shall be the sole and exclusive recourse for payment of Agent Expenses.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 2004, or, if the conditions in Sections 6.1(c) and 6.2(c) shall not have been satisfied on such date, July 31, 2004 (the applicable date, the “Outside Date”) (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

(d)(i) by the Company, if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement the result of which breach is that the conditions in Section 6.3 would not be satisfied and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after the Company has furnished Parent with written notice of such breach or (ii) by Parent, if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement the result of which breach is that the conditions in Section 6.2 would not be satisfied and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after Parent has furnished the Company with written notice of such breach;

(e) by Parent, if the Company breaches Section 5.3; or

(f) by the Company if the Closing Price is less than $10.00.

Section 8.2 Effect of Termination

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than with respect to the penultimate sentence of Section 5.4, this Section 8.2, Section 8.5 and Article IX, and with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Expenses Following Termination. Parent and the Company agree that (i) if this Agreement is terminated pursuant to Section 8.1(d)(ii), following (x) a breach by the Company arising from any act of fraud by the Company, (y) any willful breach by the Company of any representation, warranty or covenant made by the Company, or (z) any breach by the Company of a representation or warranty of which the Company had knowledge at any time prior to the date on which such representation was made, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses; and (ii) if this Agreement is terminated pursuant to Section 8.1(d)(i), following (x) a breach by Parent arising from any act of fraud by Parent, (y) any willful breach by Parent of any representation, warranty or covenant made by Parent, or (z) any breach by Parent of a representation or warranty of which Parent had knowledge at any time prior to the date on which such representation was made, then Parent shall pay the Company an amount equal to the sum of the Company’s Expenses. Payment of Expenses pursuant to this Section 8.2(b) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth day after such party delivers such notice of demand for payment).

(c) Termination Fee. (i) The Company shall pay to Parent a termination fee (the “Termination Fee”) of $3,000,000 in immediately available funds in the event that Parent shall terminate this Agreement pursuant to Section 8.1(d)(ii) or 8.1(e) or either party shall terminate this Agreement pursuant to Section 8.1(c) and, in any such case, (i)(A) a Competing Transaction with respect to the Company is consummated within twelve (12) months of such termination of this Agreement or (B) the Company enters into a definitive agreement with respect to a Competing Transaction, within twelve months following such termination of this Agreement, (ii) such Competing Transaction was publicly announced or otherwise delivered to the Company prior to such termination of this Agreement, and (iii) the Aggregate Value of such Competing Transaction is greater than the aggregate value of the Merger, as determined by Parent and the Company for purposes of this Section 8.2(c).

(ii) Any payment required to be made pursuant to Section 8.2(c)(i) shall be made not later than two Business Days after the earlier of (x) the entering into of a definitive agreement with respect to a Competing Transaction, or (y) the consummation of a Competing Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.2, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 8.3 Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5 Fees and Expenses. Except as set forth in Article VII or Section 8.2(b) or 8.2(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including attorneys’ and accountants’ fees) shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Certain Definitions. For purposes of this Agreement, the term:

“Adjusted Purchase Price” means the amount obtained by subtracting (i) the sum of (A) the Excess Expenses, (B) the Paid Dividend Amount, (C) the Company Stamp Tax Amount and (D) the Intrinsic Option Amount from (ii) $83,000,000.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.

“Aggregate Cash Amount” means the greater of (a) the amount obtained by subtracting (i) the product of (A) the number obtained by subtracting (1) the Inducement Stock Number, (2) the Assumed Option Number and (3) the Assumed Pool Number from (4) 4,025,372 and (B) the Closing Price, from (ii) the Aggregate Stockholder Proceeds, and (b) the amount obtained by subtracting (i) the Paid Dividend Amount from (ii) $40,000,000.

“Aggregate Option Proceeds” means the aggregate exercise price of all Options exercised during the period commencing on the date hereof and ending on the Closing Date; provided, that such exercise proceeds shall have been maintained in a segregated account.

“Aggregate Stockholder Proceeds” means the sum of (a) the Adjusted Purchase Price and (b) the Aggregate Option Proceeds.

“Aggregate Value” with respect to a Competing Transaction means the value of all consideration received or to be received per share of Common Stock pursuant to such Competing Transaction multiplied by the Company’s Outstanding Shares (or, in the case of a sale of assets, the consideration received for such assets plus the value of any debt, capital lease, and preferred stock obligations of the Company to remain on the Company’s financial statements at the closing of such Competing Transaction or directly or indirectly assumed, retired or defeased in connection with such Competing Transaction; provided, however, for purposes of this definition, (a) the “Outstanding Shares” means the total number of shares of Common Stock outstanding plus the total number of shares of Common Stock issuable upon conversion of Preferred Stock, (b) in the case of a Competing Transaction in which the consideration received or to be received per share of Common Stock consists of another Company’s publicly traded securities, whether registered or not, the consideration per share of Common Stock shall be computed based on the average closing price of such securities over the 10 consecutive trading days up to and including the second trading day immediately preceding the date of signing a definitive agreement with respect to such Competing Transaction, and a discount of 15% shall be applied; and (c) the Aggregate Value shall be determined as of the date of entering into a definitive agreement with respect to such Competing Transaction.

“Assumed Option Number” means the sum of all Individual Assumed Option Numbers.

“Assumed Pool Number” means the number obtained, rounding up to the nearest whole number, by multiplying (a) the Option Pool Number by (b) the Option Exchange Ratio.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York or the State of California.

“Cash Ratio” means the quotient, expressed as a percentage, obtained by dividing (a) the Aggregate Cash Amount by (b) the Aggregate Stockholder Proceeds.

“CGCL” means the California General Corporation Law.

“Company Material Adverse Effect” means any effect on, change affecting, or condition having an effect on, the Company or any Subsidiary of the Company that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent the consummation by the Company of the Merger or the other transactions contemplated hereby prior to the Outside Date; provided, however, that no effect on, change affecting, or condition having an effect on the Company or any Subsidiary of the Company shall constitute, or be considered in determining whether there exists, a Company Material Adverse Effect to the extent it results from or arises out of (a) the economy of the United States in general, (b) the industry in which the Company and its Subsidiaries generally operate, to the extent that such effects, changes or conditions do not materially disproportionately impact the Company, or (c) actions taken by the Company at the request or with the written consent of Moshe Gavrielov, Charles Alvarez or David Larwood; provided, further, that no effect on, change affecting, or condition having an effect on the Company or any Subsidiary of the Company shall constitute, or be considered in determining whether there exists, a Company Material Adverse Effect if the Company demonstrates by clear and convincing evidence that it results primarily from the direct effect on the Company’s bookings, customers and/or suppliers of the announcement of this Agreement or the pendency of the Merger.

“Company Stock Plan” means the 1997 Stock Plan, as amended to date, and the addendums thereto.

“Competing Transaction” means any (a) merger, consolidation, business combination, or similar transaction involving the Company pursuant to which either (i) the stockholders of the Company immediately prior to such transaction would own less than 65% of any class of equity securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), or (ii) the individuals comprising the Company Board prior to such transaction would not constitute a majority of the board of directors of such ultimate parent entity, (b) sale or other disposition of assets of the Company and its Subsidiaries representing 50% or more of the consolidated assets of the Company and its Subsidiaries, in a single transaction or a series of related transactions, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by the Company to any Person or Group representing 35% or more of the voting power of such party, or (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any Group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 35% or more of the outstanding voting capital stock of the Company.

“Constructive Termination Event” means and includes, with respect to an employee, (i) any notice or decision by the Board of Directors of Parent or the Surviving Company (or any successor entity) that such employee will no longer serve in the same or substantially comparable capacity; or (ii) any relocation of the Surviving Company’s principal executive offices, or of such employee’s place of employment, to a location outside of Santa Clara County, San Mateo County, the City and County of San Francisco, Marin County, Sonoma County, Napa County, Solano County, Contra Costa County or Alameda County, unless such employee expressly agree to such a relocation.

“Contracts” means any agreements, contracts, leases (whether for real or personal property), powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, options, warranties, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means, for purposes of the definition of “Affiliate”, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Laws” means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit or authorization pertaining to the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

“Environmental Report” means any material report, study, assessment or audit that addresses (i) the compliance of the Company and/or its Subsidiaries, their respective operations, or their respective properties with Environmental Laws, (ii) any Remedial Activity, and (iii) the environmental condition of any property occupied by the Company or any of its Subsidiaries (such as a Phase I or Phase II report);

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) that, by its terms, is convertible, exchangeable or exercisable therefor.

“Excess Expenses” shall mean the amount by which the sum of (i) the aggregate legal fees and expenses of the Company, whether paid or unpaid prior to Closing, incurred in connection herewith, and (ii) the aggregate fees and expenses of the Company’s financial advisors, whether paid or unpaid prior to Closing, incurred in connection herewith exceeds the amount set forth in Section 3.21 of the Company Disclosure Schedule, as set forth in the Closing Stockholder and Expense Schedule.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Group” has the meaning ascribed to such term pursuant to Rule 13d-5(b)(1) under the Exchange Act).

“Hazardous Materials” means (a) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls regulated under applicable Environmental Laws or (b) any toxic or hazardous chemical, material, pollutant, contaminant or waste regulated under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business), (v) all capitalized lease obligations of such Person, (vi) all obligations of others secured by any Lien on property or assets (excluding encumbrances in the form of restrictions on use of Proprietary Rights contained in license agreements or scientific collaboration agreements) owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (viii) all letters of credit issued for the account of such Person and (ix) all guarantees and arrangements having the economic effect of a guarantee by such Person of any Indebtedness of any other Person.

“Individual Assumed Option Number” means, for each Option outstanding immediately prior to the Effective Time and listed on the Closing Stockholder and Expense Schedule, the product obtained by multiplying (a) the number of shares of Common Stock underlying such Option by (b) the Option Exchange Ratio.

“Individual Intrinsic Option Amount” means, for each Option for which the per share exercise price on the Closing Date is less than the Common Proceeds per Share, whether or not such Option is then vested, the amount of this difference.

“Inducement Stock Number” means the number obtained, rounding up to the nearest whole number, by dividing (a) $2,000,000 by (b) the Closing Price.

“Intrinsic Option Amount” means the sum of all Individual Intrinsic Option Amounts.

“Option” means any option to purchase Common Stock.

“Option Exchange Ratio” means the quotient, expressed as a percentage, obtained by dividing (a) the Common Proceeds per Share, by (b) the Closing Price.

“Paid Dividend Amount” means such amount as shall equal the aggregate amount of all dividends ever accrued with respect to the Series C Preferred Stock prior to Closing, which amount shall have been paid by the Company to the holders of Series C Preferred Stock in satisfaction of such unpaid dividends immediately prior to Closing.

“Parent Change of Control” means any (a) merger, consolidation, business combination, or similar transaction involving Parent pursuant to which either (i) the stockholders of Parent immediately prior to such transaction would own voting securities representing less than 50% of the outstanding voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), or (ii) the individuals comprising the Parent Board immediately prior to such transaction would not constitute a majority of the board of directors of such ultimate parent entity thereafter, (b) sale or other disposition of all or substantially all of the consolidated assets of Parent and its Subsidiaries, in a single transaction or a series of related transactions, (c) issuance, sale, or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) in each case by Parent to any Person or Group representing greater than 50% of the voting power of Parent, or (d) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any Group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, greater than 50% of the outstanding voting capital stock of Parent.

“Parent Material Adverse Effect” means any effect on, change affecting, or condition having an effect on, Parent or any Subsidiary of Parent that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent the consummation by Parent of the Merger or the other transactions contemplated hereby prior to the Outside Date; provided, however, that no effect on, change affecting, or condition having an effect on Parent or any Subsidiary of Parent shall constitute, or be considered in determining whether there exists, a Parent Material Adverse Effect to the extent it results from or arises out of (a) the economy of the United States in general, (b) the industry in which Parent and its Subsidiaries generally operate, to the extent that such effects, changes or conditions do not materially disproportionately impact Parent, or (c) actions taken by Parent at the request or with the written consent of the Company; provided, further, that no effect on, change affecting, or condition having an effect on Parent or any Subsidiary of Parent shall constitute, or be considered in determining whether there exists, a Parent Material Adverse Effect if Parent demonstrates by clear and convincing evidence that it results primarily from the direct effect on Parent’s bookings, customers and/or suppliers of the announcement of this Agreement or the pendency of the Merger.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, joint venture, unincorporated organization, other entity or group.

“Proprietary Rights” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, including moral rights, and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) Trade Secrets, (f) URL and domain name registrations, (g) inventions (whether or not patentable) and improvements thereto, (h) all works of authorship (whether or not copyrightable), (i) all Software, (j) all claims and causes of action arising out of or related to infringement or misappropriation by any of the foregoing, (k) other proprietary rights, (l) copies and tangible embodiments thereof (in whatever form or medium) and (m) licenses (whether or not labeled as such) from third parties granting any rights with respect to any of the foregoing.

“Remedial Activity” means any action to (A) investigate, clean up, remove or treat any Hazardous Materials, or (B) prevent the release or threat of release of any Hazardous Materials.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, at least ten (10) percent of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” means all trade secrets and confidential business information (including ideas, formulas, compositions, know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Section 9.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquisition Agreements	3.18(a)(ix)
Affiliate Letter	2.4
Agent Expenses	7.3(f)
Aggregate Consideration	2.1(e)
Agreement	Preamble
Appraisal Provisions	2.2(e)
Appraisal Shares	2.2(e)
By-Laws	1.5(b)
Certificate of Incorporation	1.5(a)
Certificate of Merger	1.3
Certificate	2.2(a)
Closing	1.2
Closing Date	1.2
Closing Price	2.1(a)
Closing Stockholder and Expense Schedule	2.1(g)
Code	Preamble
Common Cash Amount	2.1(d)
Common Exchange Ratio	2.1(d)
Common Merger Consideration	2.1(d)
Common Proceeds per Share	2.1(d)
Common Stock	2.1(d)
Company	Preamble
Company 401(k) Plan	5.8(b)
Company Balance Sheet	3.8
Company Board	3.3(c)
Company Closing Certificate	2.1(g)
Company Disclosure Schedule	Article III
Company Financial Statements	3.7
Company Permits	3.12
Company Plans	3.13(a)
Company Stamp Tax Amount	5.12(a)
Company Stock	3.3(a)
Confidentiality Agreement	5.4
DGCL	1.1
Diluted Common Stock Number	2.1(g)
Effective Time	1.3
Employee Incentive Pool	5.13
Equity Right	3.3(b)
ERISA	3.13(a)
ERISA Affiliate	3.13(a)
Escrow Agent	2.3(a)
Escrow Agreement	2.3(a)
Escrow Amount	2.1(e)
Escrow Cash Amount	2.1(e)
Escrow Period	2.3(a)
Escrow Stock Amount	2.1(e)
Exchange Act	4.5(a)
Exon Florio	3.6(b)
Fairness Approval	5.5
First Step Merger	Preamble

Governmental Entity	3.6	(b)
Indemnified Parties	7.2	(a)
In-the-Money Option	2.1	(g)
Knowledge of the Company	3.10
Knowledge of Parent	4.5	(e)
Laws	3.6	(a)
Liabilities	3.8
Liens	3.2
Losses	7.2	(a)
Material Contracts	3.18	(a)
Maximum Number	2.1	(f)
Merger	Preamble
Merger Consideration	2.2	(a)
Merger Sub	Preamble
Option Pool Number	2.1	(g)
Ordinary Shares	2.1	(a)
Outside Date	8.1	(c)
Ownership Percentage Interest	2.1	(e)
Parent	Preamble
Parent Board	4.5	(e)
Parent Disclosure Schedule	Article IV
Parent Plans	5.8	(c)
Parent Stamp Tax Amount	5.12	(a)
Parent SEC Documents	4.5	(a)
Parent Subsidiaries	4.1
Post Closing 30-Day Period	2.3	(h)(ii)
Preferred Stock	2.1	(c)
Proceedings	3.10
Purchaser Representative	5.10
Record Date	6.2	(k)
Retention Stock	5.13
SEC	4.5	(a)
Second Step Merger	1.7
Section 262	2.2	(e)
Securities Act	2.3	(h)(i)
Securityholder Agent	7.3	(a)
Series A Cash Amount	2.1	(a)
Series A Exchange Ratio	2.1	(a)
Series A Merger Consideration	2.1	(a)
Series A Preferred Stock	2.1	(a)
Series B Cash Amount	2.1	(b)
Series B Exchange Ratio	2.1	(b)
Series B Merger Consideration	2.1	(b)
Series B Preferred Stock	2.1	(b)
Series C Cash Amount	2.1	(c)
Series C Exchange Ratio	2.1	(c)
Series C Merger Consideration	2.1	(c)
Series C Preferred Stock	2.1	(c)
Series C Proceeds per Share	2.1	(c)
Stockholder	2.1	(g)
Stockholder Approval	3.4
Support Agreements	Preamble
Surviving Company	1.1
Tax Opinions	5.15
Termination Fee	8.2	(c)
Third-Party Claim	7.2	(b)
Transaction Proposals	5.3
Transferred Employee	5.8	(c)
Transfer Taxes	5.12	(a)
Warrant	2.1	(g)

Section 9.3 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) one (1) business day after delivery by confirmed facsimile transmission, (c) one (1) business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (d) three (3) business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid. Any such communication shall be addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to

Verisity Ltd.

2041 Landings Drive

Mountain View, CA 94043

Fax: (650) 934-6892

Attention: General Counsel

with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94065

Fax: (650) 463-2600

Attention: Alan C. Mendelson

Nicholas S. O’Keefe

(b) if to the Company, to

Axis Systems, Inc.

209 E. Java Drive

Sunnyvale, CA 94089

Fax: (408) 588-1662

Attention: President

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Fax: (650) 493-6811

Attention: Jeffrey D. Saper

Steve L. Camahort

Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted successors and assigns.

Section 9.5 Counterparts . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies, except as set forth in Section 5.14.

Section 9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING, THE ARTICLES OF ASSOCIATION OF PARENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ISRAEL (IRRESPECTIVE OF ITS CHOICE OF LAW PRINCIPLES).

Section 9.8 Assignment . Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Securityholder Agent have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

VERISITY LTD.

By:

Name:
Title:

ATLAS ACQUISITION CORP.

By:

Name:
Title:

AXIS SYSTEMS, INC.

By:

Name:
Title:

SECURITYHOLDER AGENT

By:

Name:
Title: